Exhibit (h)(2)

FORM OF
TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

This Transfer Agency And Shareholder Services Agreement is made as of April __, 2015 ("Effective Date") by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and EGA Emerging Global Shares Trust (the "Investment Company") and each Portfolio of the Investment Company contained on Schedule B. Capitalized terms, and certain noncapitalized terms, not otherwise defined shall have the meanings set forth in Schedule A (Schedule A also contains an index of defined terms providing the location of all defined terms). The term "Agreement" shall mean this Transfer Agency And Shareholder Services Agreement as constituted on the Effective Date, and thereafter as it may be amended from time to time as provided for herein. All references to "Schedule B" mean Schedule B attached hereto as constituted on the Effective Date, and thereafter as it may be amended from time to time (deemed or in writing) pursuant to Section 16 or 19(l).

Background

The Investment Company is registered as an open-end management investment company under the 1940 Act and wishes to retain BNYM to serve as the transfer agent, registrar, dividend disbursing agent and shareholder servicing agent for each of its Portfolios listed on Schedule B, and BNYM wishes to furnish such services. The term "Fund" as used hereinafter in this Agreement means the Investment Company and each Portfolio of such Investment Company listed on Schedule B, all and each considered in its individual and separate capacity.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Fund and BNYM, intending to be legally bound, hereby agree to the statements made in the preceding paragraphs and as follows:

1.            Appointment. The Fund hereby appoints BNYM to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund and BNYM accepts such appointments and agrees in connection with such appointments to furnish the services expressly set forth in Section 3. BNYM shall be under no duty to provide any service to or on behalf of the Fund except as specifically set forth in Section 3 or as BNYM and the Fund may specifically agree in a written amendment hereto. BNYM shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider not engaged by BNYM. The Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund.

2.            Records; Visits. The books and records pertaining to the Fund required by the Securities Laws which are in the possession or under the control of BNYM shall be the property of the Fund. Upon the reasonable request of the Fund, BNYM shall provide Authorized Persons with (i) access to such books and records during BNYM's normal business hours, and (ii) copies of any such books and records at the Fund's expense.

3.            Services.

(a)	General Services:

(1)	Services to be provided on an ongoing basis to the extent applicable to a particular Fund:

(i)	Calculate 12b-1 payments;

(ii)	Maintain shareholder registrations;

(iii)	Review new applications and correspond with shareholders to complete or correct information;

(iv)	Direct payment processing of checks or wires;

(v)	Prepare and certify shareholder lists in conjunction with proxy solicitations;

(vi)	Countersign share certificates (form of certificate to be provided by Fund);

(vii)	Prepare and mail to shareholders confirmation of activity;

(viii)	Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(ix)	Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with BNYM;

(x)	Provide periodic shareholder lists and statistics to the Fund;

(xi)	Provide detailed data for underwriter/broker confirmations;

(xii)	Prepare periodic mailing of year-end tax and statement information;

(xiii)	Notify on a timely basis the Fund's investment adviser, accounting agent, and custodian ("Fund Custodian") of Share activity;

(xiv)	Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xv)	Accept and post daily Share purchases and redemptions;

(xvi)	Accept, post and perform shareholder transfers and exchanges;

(xvii)	Issue and cancel certificates (when requested in writing by the shareholder); and

(xviii)	Remediation Services, as required; and

(xviii)	Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC.

(2)          Purchase of Shares. BNYM shall issue and credit an account of an investor, in the manner described in the Fund's prospectus, once it receives:

(i)	A purchase order in completed proper form;

(ii)	Proper information to establish a shareholder account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund Custodian.

(3)          Redemption of Shares. BNYM shall process requests to redeem Shares as follows:

(i)	All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Fund's prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as BNYM reasonably may deem necessary.

(ii)	BNYM reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal to process transfers or redemptions which BNYM, in its reasonable judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)	When Shares are redeemed, BNYM shall deliver to the Fund Custodian and the Fund or its designee a notification setting forth the number of Shares redeemed. Such redeemed Shares shall be reflected on appropriate accounts maintained by BNYM reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

(iv)	BNYM shall, upon receipt of the monies provided to it by the Fund Custodian for the redemption of Shares, pay such monies as are received from the Fund Custodian, all in accordance with the procedures established from time to time between BNYM and the Fund.

(v)	BNYM shall not process or effect any redemption requests with respect to Shares of the Fund after receipt by BNYM or its agent of notification of the suspension of the determination of the net asset value of the Fund.

(4)          Dividends and Distributions. Upon receipt by BNYM of Written Instructions containing all requisite information that may be reasonably requested by BNYM, including payment directions and authorization, BNYM shall issue Shares in payment of the dividend or distribution, or, upon shareholder election, pay such dividend or distribution in cash, if provided for in the Fund's prospectus. If requested by BNYM, the Fund shall furnish a certified resolution of the Fund's Board of Directors declaring and authorizing the payment of a dividend or other distribution but BNYM shall have no duty to request such. Issuance of Shares or payment of a dividend or distribution as provided for in this Section 3(a)(4), as well as payments upon redemption as described in Section 3(a)(3), shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. BNYM shall (i) mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation; and (ii) prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends by the Fund paid to its shareholders (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations; provided, however, notwithstanding the foregoing and notwithstanding any other provision of this Section 3(a)(4) or this Agreement, and for clarification: (A) BNYM's exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to the Fund ("19(a) Statement") shall be, upon receipt of specific Written Instructions to such effect, to receive from the Fund the text which is to be printed on the 19(a) Statement, to print such text on appropriate paper stock and to mail such document to shareholders, and (B) BNYM's sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by a 19(a) Statement shall be to perform only the conduct expressly directed by this Section 3(a)(4) and shall expressly exclude any duty associated with any determination of the appropriateness of, or the drafting or other preparation of the text to be printed on, a 19(a) Statement.

(5)          Shareholder Account Services. BNYM may arrange, in accordance with the prospectus:

(i)	for issuance of Shares obtained through:

(A)	Any pre-authorized check plan; and
(B)	Direct purchases through broker wire orders, checks and applications.

(ii)	for a shareholder's:

(A)	Exchange of Shares for shares of another fund with which the Fund has exchange privileges;
(B)	Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or
(C)	Redemption of Shares from an account with a checkwriting privilege.

(6)          Communications to Shareholders. BNYM shall mail the documents listed below to Fund shareholders, subject in the case of clause (i) below to the receipt of Written Instructions reasonably satisfactory to BNYM, and BNYM shall mail any other documents to Fund shareholders reasonably requested by the Fund in Written Instructions:

(i)	Reports to shareholders;
(ii)	Confirmations of purchases and sales of Fund shares;
(iii)	Monthly or quarterly statements;
(iv)	Dividend and distribution notices; and
(v)	Tax form information.

(7)          Records. BNYM shall maintain records of the accounts for each shareholder showing the following information to the extent received by BNYM:

(i)	Name, address and United States Tax Identification or Social Security number;
(ii)	Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
(iii)	Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;
(iv)	Any stop or restraining order placed against a shareholder's account;
(v)	Any correspondence relating to the current maintenance of a shareholder's account;
(vi)	Information with respect to withholdings; and
(vii)	Any information required in order for BNYM to perform any calculations required by this Agreement.

(8)          Lost or Stolen Certificates. BNYM shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

(i)	The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by BNYM; and

(ii)	Completion of a release and indemnification agreement signed by the shareholder to protect BNYM and its affiliates.

(9)          Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, BNYM will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless BNYM has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release BNYM from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.

(10)        Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, BNYM shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(11)        Lost Shareholders.

(A)         BNYM shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the "Lost Shareholder Rule"), including, but not limited to, those set forth below.

(i)	documentation of search policies and procedures;
(ii)	execution of required searches;
(iii)	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and
(iv)	preparation and submission of data required under the Lost Shareholder Rule.

(B)         For purposes of clarification: Section 3(a)(11)(A) does not obligate BNYM to perform the services described therein for broker-controlled accounts, omnibus accounts and similar accounts with respect to which BNYM does not receive or maintain information which would permit it to determine whether the account owner is a "lost securityholder", as that term is defined in the Lost Shareholder Rule.

(12)	Tax Advantaged Accounts.

(A)	Certain definitions:

(i)	"Eligible Assets" means shares of the Fund and such other assets as the Fund and BNYM may mutually agree.

(ii)	"Participant" means a beneficial owner of a Custodied Account.

(iii)	"Custodied Account" means a Tax Advantaged Account with respect to which the Custodian serves as the custodian.

(iv)	"Tax Advantaged Account" means (A) any of the following accounts: (i) a Traditional, SEP, Roth, or SIMPLE individual retirement account within the meaning of Section 408 of the Code, and (ii) a Coverdell educational savings account within the meaning of Section 530 of the Code; (B) which is facilitated or sponsored by the Fund (or affiliates of the Fund's investment advisor or management company and approved by the Fund) and with respect to which the contributions of Participants are used to purchase or invest solely in Eligible Assets.

(B)         In addition to appropriate services provided to a Custodied Account and Participants in accordance with other provisions of Section 3(a), BNYM shall provide the following administrative services to the extent the particular administrative service is appropriate under the Code, subject to applicable terms and conditions of the Code, this Agreement, Written Procedures, Account Documentation and the Fund's prospectus:

(i)	Upon receipt of a properly completed application for a Custodied Account, establish a Custodied Account in one or more Funds, as appropriate, and maintain the Custodied Account thereafter in accordance with this Agreement;

(ii)	Process instructions received in good order regarding contributions, including using contribution payments actually received to purchase appropriate Eligible Assets, and keep appropriate records of contributions for tax reporting purposes;

(iii)	Effect instructions for distributions received in good order and establish and maintain a record of the types and reasons for distributions (e.g., attainment of age 59-1/2, disability, death, return of excess contributions);

(iv)	Send blank designation of beneficiary forms to Participants and process designation of beneficiary forms completed and received from Participants in good order;

(v)	Process instructions received in good order for exchanges of Shares, rollovers, direct rollovers, conversions, reconversions, recharacterizations, return of excess contributions and transfers of assets (or the proceeds of liquidated assets) to a successor custodian or successor trustee;

(vi)	Upon receipt in good order of a notification of the death of a Participant, process transfers and distributions in accordance with instructions received in good order;

(vii)	Prepare any annual reports or returns required to be prepared and/or filed by a custodian of Tax Advantaged Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to the Participant or Participant's beneficiary, as applicable;

(viii)	Perform applicable federal withholding and send to the Participant or Participant's beneficiary, as applicable, an annual TEFRA notice regarding required federal tax withholding; and

(ix)	Upon the receipt after the Service Effective Date of a request to open a Custodied Account, BNYM shall provide appropriate Account Documentation (as defined below) to open the Custodied Account and thereafter as necessary to maintain the Custodied Account in compliance with the Code; and

(x)	BNYM shall maintain the Account Documentation in compliance with applicable provisions of the Code.

(C)         BNYM shall arrange for BNYM Trust, BNY Mellon Bank or other qualified institution (which may be an Affiliate of BNYM) to serve as custodian for the Tax Advantaged Accounts. The institution serving as custodian pursuant to the foregoing authorization is referred to herein as the "Custodian". In consideration for such service and the services of the Custodian, the Fund agrees as follows:

(i)	The Fund will provide at least sixty (60) days' advance written notice to BNYM and the Custodian and at least thirty (30) days' advance written notice Participants in connection with a Fund liquidation or any other event or circumstance or act or course of conduct involving the Fund or assets held in a Custodied Account that would result in an involuntary liquidation of any asset held in a Custodied Account or would otherwise materially affect the Custodied Account, its operation, the rights or obligations of a Participant, any asset in a Custodied Account or the terms or provisions of a Custodied Account ("Material Event"), regardless of whether the Material Event was or was not described in an amendment to the Fund's prospectus or statement of additional information, and reimburse BNYM and the Custodian for all reasonable costs, including costs of legal counsel, incurred in determining, in consideration of the Material Event, an appropriate course of conduct under the law, including the Code, and under agreements with Participants and in implementing the course of conduct determined to be appropriate;

(ii)	The Fund, at its cost and expense, at the request of BNYM or the Custodian and in accordance with all applicable provisions of the Code, will:

(aa)	appoint and provide for a qualified successor custodian for all Custodied Accounts in the event this Agreement expires or is terminated or if any other event or circumstance occurs which constitutes commercially reasonable cause for the Custodian to resign as custodian of the Custodied Accounts or seek appointment of a successor custodian,

(bb)	provide for any interim custodial or transfer arrangements made appropriate by any of the circumstances governed by clause (aa),

(cc)	cause all Custodied Accounts and all assets in the Custodied Accounts to transfer to such successor or interim custodians; and

(dd)	notify appropriate parties of custodial resignations and appointments.

(iii)	The Fund, at its cost and expense, will, prior to the Services Effective Date or such later date as the Fund and BNYM may agree upon as the "Transfer Date" (which is hereby defined to mean the date custody of the Tax-Advantaged Accounts is transferred from a prior custodian or trustee to the Custodian and the conversion of the Tax-Favored Accounts from a prior service provider to BNYM System occurs), act in accordance with clause (aa), clause (bb) or a combination of clauses (aa) and (bb), pursuant to reasonable instructions received from BNYM or the Custodian:

(aa)	where it has the right to do so, unilaterally amend account documentation of Tax-Advantaged Accounts to conform such documentation in all material respects to the BNYM Account Documentation (as defined in clause (bb) immediately below) and communicate such amendments, or furnish such amended documentation, to account owners; and

(bb)	require Participants and "Related Parties" (which is hereby defined to mean all employers, advisors or other parties involved in any manner in the creation, sponsorship or administration of Custodied Accounts or their relevant plans or involved in any other capacity with Custodied Accounts or their relevant plans) to adopt, execute or otherwise agree to "BNYM Account Documentation" (which is hereby defined to mean disclosure documents, custodial agreements, account agreements and such other forms, agreements and materials which BNYM reasonably determines to be appropriate for the establishment and administration of the Custodied Accounts or relevant plans under applicable law, including the Code, or for performance of the services provided by BNYM or the Custodian).

BNYM shall not be obligated to convert to the BNYM System, or provide a Custodian for, any Tax-Advantaged Accounts of the Fund which BNYM determines are not bound by BNYM Account Documentation or by account documentation substantially similar in all material respects with the Account Documentation.

(iv)	Subsequent to the Transfer Date, at its cost and expense, the Fund will provide to persons applying to become a Participant or a Related Party, all BNYM Account Documentation that BNYM or the Custodian has most recently designated as the current version of the BNYM Account Documentation , including without limitation all privacy notices of BNYM and the Custodian, obtain the signature of all such persons on the appropriate BNYM Account Documentation, and, to the extent requested by BNYM, furnish a copy of the executed BNYM Account Documentation to BNYM. The performance by BNYM and the Custodian of the respective obligations set forth in this Section 12 subsequent to the Transfer Date shall be contingent upon the Fund's compliance with this Section 3(a)(12)(C)(iv) and the Fund shall upon the reasonable request of BNYM certify to its compliance with this Section 3(a)(12)(C)(iv) or otherwise verify or provide verification of its compliance with this Section 3(a)(12)(C)(iv).

(v)	Subsequent to the Transfer Date, in the event of changes to the BNYM Account Documentation or other need to communicate in writing with Participants or Related Parties: (aa) the Custodian may directly furnish new or revised BNYM Account Documentation and any other written notifications, materials and communications which it reasonably determines to be appropriate to its role as custodian ("Related Custodian Materials") to Participants and Related Parties at the Fund's cost and expense, payable upon being invoiced for same, or (bb) in lieu of the distribution method provided for in clause (aa) with respect to particular BNYM Account Documentation or Related Custodian Materials, the Fund will, at its cost and expense, upon the reasonable request of BNYM or the Custodian include such items in a Fund mailing of Fund materials.

(13)        Print Mail. The Fund hereby engages BNYM as its exclusive print/mail service provider with respect to the print/mail items listed in the Fee Agreement at the fees set forth in the Fee Agreement.

(14)        Legal Process. In the event (i) BNYM directly receives a Legal Process Item (defined immediately below) that has been properly served, (ii) the Fund receives a Legal Process Item that has been properly served and delivers the Legal Process Item to BNYM, or (iii) the Fund accepts service of a Legal Process Item that has not been properly served and delivers the Legal Process Item to BNYM, then in each such case BNYM will within a commercially reasonable period following receipt of such Legal Process Item take such commercially reasonable actions as may be directed by the Legal Process Item, including without limitation furnishing information and documentation, redeeming Shares and disbursing the proceeds, and placing transactional restrictions on and removing transactional restrictions from accounts. "Legal Process Item" means civil and criminal subpoenas, civil or criminal seizure or restraining orders, IRS and state tax authority civil or criminal notices including notices of lien or levy, writs of execution and other functionally equivalent legal process items directed at BNYM or the Fund requiring that a particular action or actions be taken with respect to a current or former shareholder of a Fund or a Fund account of such a shareholder. BNYM may in its reasonable discretion seek to limit or reduce by any reasonable means the scope and coverage of a Legal Process Item and seek extensions of the period to respond.

(15)        Unclaimed Property Services.

(A)        Subject to the further provisions of this Section 3(a)(15) and to Sections 9(f) and 19(c), BNYM shall implement procedures on behalf of the Fund that are reasonably designed for the Fund to comply on a substantial basis with the unclaimed property laws and regulations of the States and Territories of the United States (as defined below) ("Unclaimed Property Laws") with respect to Eligible Property (as defined below). In connection with its performance of the foregoing services ("Unclaimed Property Services"), BNYM shall be entitled to implement procedures consistent with practices adopted by mutual funds and other mutual fund service providers, procedures it determines represent reasonable risk based on the reasoned analysis of counsel, procedures based on communications with the agencies enforcing and administering the Unclaimed Property Laws, the administrative practices of such agencies and interpretations of the Unclaimed Property Laws by such agencies and BNYM shall not be liable for reasonable conduct undertaken in accordance with any of the foregoing. For purposes of the foregoing:

(i)	"States and Territories of the United States" means the states of the United States of America, the District of Columbia, Guam, Puerto Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government which subsequent to the Effective Date adopts a statute substantially similar to the Uniform Unclaimed Property Act of 1995 (or its then current successor).

(ii)	"Eligible Property" means property beneficially owned by a person or entity other than the Fund and held in a bank account maintained by BNYM for or on behalf of the Fund, or property held in a Fund shareholder account, which is (x) subject to reporting or escheat under an Unclaimed Property Law, (y) of a nature or type or classification reasonably related to the services performed by BNYM under this Agreement (such as cash amounts representing non-negotiated dividend checks and shares in abandoned shareholder accounts), and (z) under the control of BNYM.

(B)         BNYM shall have no liability for any Loss arising (i) with respect to Eligible Property deemed abandoned or unclaimed under an Unclaimed Property Law before the UPS Commencement Date (as defined immediately below) but which was not reported or delivered to the applicable jurisdiction as required by an Unclaimed Property Law; (ii) from any inaccuracy in, or from the absence of any data or information from, any records of the Fund provided to BNYM relating to any period prior to the UPS Commencement Date and used by BNYM to perform the Unclaimed Property Services, including without limitation absences due to the failure to record the occurrence or non-occurrence of events relevant to an Unclaimed Property Law; (iii) from any other failure of any party, other than a failure by BNYM to perform in accordance with this Section 3(a)(15), to comply with an Unclaimed Property Law or to perform a service required for accurate, timely and complete future compliance with an Unclaimed Property Law (collectively, "Compliance Failures"). BNYM will in good faith seek to respond to Compliance Failures of which it becomes aware, but shall have no liability for any course of conduct undertaken in accordance with the foregoing in good faith. The Fund alone shall be exclusively liable for and shall directly pay any fines, penalties, interest or other monetary liability, payment obligations or remediation requirements that arise due to a Compliance Failure. Notwithstanding any other provision of the Agreement, the Fund shall indemnify BNYM for all Loss BNYM suffers or incurs as a result of or in connection with any Compliance Failure, including without limitation any Loss suffered or incurred as a result of seeking in good faith to respond to the Compliance Failure. In addition to any fees and reimbursement of expenses that BNYM may be entitled to under Section 3(a)(15), in the event BNYM performs any services in connection with Compliance Failures BNYM shall be entitled to be paid fees for such services at the rate set forth in the Fee Agreement, or if no applicable fee is set forth therein, at commercially reasonable rates, and to a reimbursement of all reasonable expenses incurred in connection with such services, and the Fund shall pay BNYM such fees and reimburse BNYM for such expenses upon being invoiced. "UPS Commencement Date" means the date the Fund was converted to the BNYM System or, if applicable, the date that individual accounts within the Fund were converted to the BNYM System, or, if later than either of the foregoing, the date BNYM commenced providing Unclaimed Property Services to the Fund or, if applicable, to an individual account within the Fund.

(C)          The Fund shall be the "holder" under all Unclaimed Property Laws, as that term is defined therein, and BNYM shall act solely as agent of the Fund in performing the Unclaimed Property Services. The Fund hereby authorizes BNYM to sign reports, to sign letters, to communicate with government representatives, current and former shareholders and other appropriate third parties and otherwise to act in all manners on behalf of and in the name of the Fund and to utilize all tax identification numbers or other appropriate identifying numbers or data of a Fund ("Identification Data") in the scope and manner BNYM reasonably determines to be appropriate to perform the Unclaimed Property Services, including for clarification utilizing the Identification Data associated with each specific portfolio of the Fund (including each class, series, tier or other subdivision of a portfolio, if any) for reporting purposes if such is determined to be appropriate based on an Unclaimed Property Law. The Fund agrees to execute and deliver to BNYM all documentation or instruments reasonably requested by BNYM to evidence such authorization but agrees that the authority of BNYM to act on behalf of and in the name of the Fund as described above and to use the Identification Data shall not be diminished or revoked by the absence of such documentation or instruments, and the Fund irrevocably releases BNYM from any and all Claims against BNYM on the grounds of absence of the authority granted by the second sentence of this Section 3(a)(15)(C). This Section 3(a)(15)(C) shall survive any termination of the Agreement.

(D)         The Fund agrees, upon the reasonable request of BNYM, to:

(i)	execute and deliver to BNYM in a timely manner any reports, forms, documents and instruments reasonably determined by BNYM to be appropriate in connection with its performance the Unclaimed Property Services;

(ii)	respond in a timely manner to requests from BNYM for information and requests to review information or reports related to the Unclaimed Property Services; and

(iii)	Provide sufficient letterhead paper of the Fund or its electronic letterhead template for use by BNYM in communications related to the Unclaimed Property Services.

(E)          The Fund agrees that upon any termination of the Agreement it will cause all property held in bank accounts maintained by BNYM for or on behalf of the Fund, and all property held in Fund shareholder accounts maintained by BNYM on a Fund's behalf, to be transferred to the Fund or to a successor service provider and BNYM may condition completion of Deconversion Services on the completion of arrangements reasonably satisfactory to BNYM for such transfers.

(16)        Cost Basis Reporting. In accordance with IRS Regulations, utilizing relevant information provided to BNYM in the ordinary course of performing the services provided for in the Agreement, report cost basis information to shareholders on an average cost basis by tax year and Shares, except when the Shareholder requests such reporting to occur on another basis permitted by the Written Procedures;

(b)          Anti-Money Laundering Program Services. BNYM will perform one or more of the services described in subsections (1) through (7) of this Section 3(b) if requested by the Fund and the Fund agrees to pay the fees applicable to the service as set forth in the Fee Agreement ("AML Services").

(1)          Anti-Money Laundering.

(A)        BNYM will perform actions reasonably designed to assist the Fund in complying with Section 352 of the USA PATRIOT Act, as follows: BNYM will: (i) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Fund from being used to launder money or finance terrorist activities; (ii) provide for independent testing, by an employee who is not responsible for the operation of BNYM's anti-money laundering ("AML") program or by an outside party, for compliance with BNYM's written AML policies and procedures; (iii) designate a person or persons responsible for implementing and monitoring the operation and internal controls of BNYM's AML program; and (iv) provide ongoing training of BNYM personnel relating to the prevention of money-laundering activities.

(B)         BNYM will provide to the Fund:

(i)	a copy of BNYM's written AML policies and procedures, or, alternatively, access to such policies and procedures at a BNYM website;
(ii)	a copy of the report prepared by independent accountants covering the independent accountants' examination of BNYM's AML controls and control objectives; and
(iii)	a summary of the AML training provided for appropriate BNYM personnel.

(C)         Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(1) relates solely to Fund compliance with Section 352 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(2)	Foreign Account Due Diligence.

(A)         To assist the Fund in complying with requirements regarding a due diligence program for "foreign financial institution" accounts in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 312 of the USA PATRIOT Act ("FFI Regulations"), BNYM will do the following:

(i)	Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Fund to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Fund for a "foreign financial institution" (as defined in 31 CFR 1010.605(f))("Foreign Financial Institution");

(ii)	Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)	Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 1010.610), and assign a risk category to each such Foreign Financial Institution account;

(iv)	Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)	Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)	Adopt and operate enhanced due diligence policies for certain Foreign Financial Institution accounts in compliance with 31 CFR 1010.610(b);

(vii)	Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)	Report to the Fund about measures taken under (i)-(vii) above.

(B)         Nothing in Section 3(b)(2) shall be construed to require BNYM to perform any course of conduct that is not required for Fund compliance with the FFI Regulations.

(C)         Without limiting or expanding subsections (A) or (B) above, the parties agree this Section 3(b)(2) relates solely to Fund compliance with Section 312 of the USA PATRIOT Act and does not relate to any other obligation the Fund may have under the USA PATRIOT Act, including without limitation Section 326 thereof.

(3)	Customer Identification Program.

(A)         To assist the Fund in complying with requirements regarding a customer identification program in accordance with applicable regulations promulgated by U.S. Department of Treasury under Section 326 of the USA PATRIOT Act ("CIP Regulations"), BNYM will do the following:

(i)	Implement procedures which require that prior to establishing a new account in the Fund BNYM obtain the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "Data Elements") for the "Customer" (defined for purposes of this Agreement as provided in 31 CFR 1024.100(c)) associated with the new account.

(ii)	Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods of verification may consist of non-documentary methods (for which BNYM may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 1024.220), and may include procedures under which BNYM personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)	Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 1024.220(a)(3).

(iv)	Regularly report to the Fund about measures taken under (i)-(iii) above.

(v)	If BNYM provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, BNYM will work with the Fund to notify prospective Customers, consistent with 31 CFR 1024.220(a)(5), about the program conducted by the Fund in accordance with the CIP Regulations.

(B)         Nothing in Section 3(b)(3) shall be construed to require BNYM to perform any course of conduct that is not required for Fund compliance with the CIP Regulations, including by way of illustration not limitation the collection of Data Elements or verification of identity for individuals opening Fund accounts through financial intermediaries which use the facilities of the National Securities Clearing Corporation.

(4)          FinCEN Requests Under USA PATRIOT Act Section 314(a). BNYM will provide the services set forth in this Section 3(b)(4) with respect to FinCEN Section 314(a) information requests ("Information Requests") received by the Fund. Upon receipt by BNYM of an Information Request delivered by the Fund in full compliance with all 314(a) Procedures (as defined below), BNYM will compare appropriate information contained in the Information Request against relevant information contained in account records maintained for the Fund. Information relating to potential matches resulting from these comparisons, after review by BNYM for quality assurance purposes ("Comparison Results"), will be made available to the Fund in a timely manner. In addition, a potential match will be analyzed by BNYM in conjunction with other relevant activity contained in records for the particular relevant account, and if, after such analysis, BNYM determines that further investigation is warranted because the activity might constitute "suspicious activity", as that term is used for purposes of the USA PATRIOT Act, then BNYM will deliver a suspicious activity referral to the Fund. BNYM shall have no responsibility for filing reports with FinCEN that may be appropriate based on the Comparison Results or a referral. Such responsibility, as between the Fund and BNYM, shall remain with the Fund exclusively. "314(a) Procedures" means the procedures adopted from time to time by BNYM governing the delivery and processing of Information Requests transmitted by BNYM's clients to BNYM, including without limitation requirements governing the timeliness, content, completeness, format and mode of transmissions to BNYM.

(5)	U.S. Government List Matching Services.

(A)        BNYM will compare Appropriate List Matching Data (as defined in subsection (C) below) contained in BNYM databases which are maintained for the Fund pursuant to this Agreement ("Fund Data") to "U.S. Government Lists", which is hereby defined to mean the following:

(i)	data promulgated in connection with the list of Specially Designated Nationals published by the Office of Foreign Asset Control of the U.S. Department of the Treasury ("OFAC") and any other sanctions lists or programs administered by OFAC to the extent such lists or programs remain operative and applicable to the Fund ("OFAC Lists");

(ii)	data promulgated in connection with the published Financial Action Task Force lists ("FATF Lists");

(iii)	data promulgated in connection with determinations by the Director (the "Director") of the Financial Crimes Enforcement Network of the U.S. Department of the Treasury that a foreign jurisdiction, institution, class of transactions, type of account or other matter is a primary money laundering concern ("PMLC Determination"); and

(iv)	data promulgated in connection with any other lists, programs or determinations (A) which BNYM determines to be substantially similar in purpose to any of the foregoing lists, programs or determinations, or (B) which BNYM and the Fund agree in writing to add to the service described in this subsection (a).

(B)          In the event that following a comparison of Fund Data to a U.S. Government List as described in subsection (a) BNYM determines that any Fund Data constitutes a "match" with the U.S. Government List in accordance with the criteria applicable to the particular U.S. Government List, BNYM:

(i)	will notify the Fund of such match;

(ii)	will send any other notifications required by applicable law or regulation by virtue of the match;

(iii)	if a match to an OFAC List, will to the extent required by applicable law or regulation assist the Fund in taking appropriate steps to block any transactions or attempted transactions to the extent such action may be required by applicable law or regulation;

(iv)	if a match to the FATF Lists or a PMLC Determination, will to the extent required by applicable law or regulation conduct a suspicious activity review of accounts related to the match and if suspicious activity is detected will deliver a suspicious activity referral to the Fund;

(v)	if a match to a PMLC Determination, will assist the Fund in taking the appropriate special measures imposed by the Director; and

(vi)	will assist the Fund in taking any other appropriate actions required by applicable law or regulation.

(C)         "Appropriate List Matching Data" means (A) account registration and alternate payee data, to the extent made appropriate by statutes, rules or regulations governing the U.S. Government Lists, (ii) data determined by BNYM in light of statutes, rules or regulations governing the U.S. Government Lists to be necessary to provide the services described in this Section 3(b)(5), and (iii) data the parties agree in writing to be necessary to provide the services described in this Section 3(b)(5).

(D)         BNYM may fulfill its obligations under this Section 3(b)(5) by utilizing commercially available lists that contain the data promulgated as the U.S. Government Lists, whether such lists consist of data exclusive to one U.S. Government List or of data representing a combination of several watch lists, including several U.S. Government Lists.

(6)          Legal Process SAR Referral. Upon the conclusion of the legal process service described in Section 3(a)(14), BNYM will review the Legal Process Item and other pertinent account records to determine whether such information reasonably indicates "suspicious activity" has occurred, and if it determines suspicious activity has occurred deliver a suspicious activity referral to the Fund.

(7)          Suspicious Activity Monitoring. BNYM as agent of the Fund will engage in a commercially reasonable monitoring of activities occurring with respect to the Fund during BNYM's performance of transaction processing and recordkeeping services and if in the course of such monitoring it determines that any of such activities could indicate the existence of suspicious activity and that an investigation of the potential suspicious activity is warranted, then BNYM will deliver a suspicious activity referral to the Fund.

(8)          BNYM agrees to permit governmental authorities with jurisdiction over the Fund to conduct examinations of the operations and records relating to the services performed by BNYM under this Section 3(b) upon reasonable advance request and during normal business hours and to furnish copies at the Fund's cost and expense of information reasonably requested by the Fund or such authorities and relevant to the services.

(9)          For purposes of clarification: All Written Procedures relating to the services performed by BNYM pursuant to this Section 3(b) and any information, written matters or other recorded materials relating to such services and maintained by BNYM shall constitute Confidential Information of BNYM, except to the extent, if any, such materials constitute Fund records under the Securities Laws.

(10)        The Fund is solely and exclusively responsible for determining the applicability to the Fund of the Bank Secrecy Act, the USA PATRIOT Act, regulations of FinCEN, and all other laws and regulations, as they may be constituted from time to time ("Fund AML Laws"), for complying with the Fund AML Laws, for determining the extent to which the AML Services assist the Fund in complying with the Fund AML Laws, and for furnishing any supplementation or augmentation to the AML Services it determines to be appropriate, and acknowledges that BNYM has given no advice and makes no representations with respect to such matters. Section 3(b) of the Agreement shall not be construed to impose on BNYM any obligation other than to engage in the specific course of conduct specified by the provisions therein, and in particular shall not be construed to impose any other obligation on BNYM to design, develop, implement, administer, or otherwise manage compliance activities of the Fund. The services provided pursuant to this Section 3(b) may be changed at any time and from time to time by BNYM in its reasonable sole discretion to include commercially reasonable provisions appropriate to the relevant requirements of the Fund AML Laws and the description of services contained in Section 3 shall be deemed revised accordingly without written amendment pursuant to Section 16(a). BNYM shall provide to the Fund for its review notice of the nature or content of any such changes that BNYM reasonably believes the Fund should be informed about and consult with the Fund to the extent requested by the Fund due to any responsibilities of the nature described in the first sentence of this Section 3(b)(10).

(c)          Red Flags Services.

(1)          The provisions of this Section 3(c) (the "Red Flags Section") shall apply in the event the Fund elects to receive the "Red Flags Services", which are hereby defined to mean the following services:

(i)	BNYM will maintain written controls reasonably designed to detect the occurrence of Red Flags (as defined below) in connection with (i) account opening and other account activities and transactions conducted directly through BNYM with respect to Direct Accounts (as defined below), and (ii) transactions effected directly through BNYM by Covered Persons (as defined below) in Covered Accounts (as defined below). Such controls, as they may be revised from time to time hereunder, are referred to herein as the "Controls". Solely for purposes of the Red Flags Section, the capitalized terms below will have the respective meaning ascribed to each:

(A)	"Red Flag" means a pattern, practice, or specific activity or a combination of patterns, practices or specific activities which may indicate the possible existence of Identity Theft (as defined below) affecting a Registered Owner (as defined below) or a Covered Person.

(B)	"Identity Theft" means a fraud committed or attempted using the identifying information of another person without authority.

(C)	"Registered Owner" means the owner of record of a Direct Account on the books and records of the Fund maintained by BNYM as registrar of the Fund (the "Fund Registry").

(D)	"Covered Person" means the owner of record of a Covered Account on the Fund Registry.

(E)	"Direct Account" means an Account established directly with and through BNYM as a registered account on the Fund Registry and through which the owner of record has the ability to directly conduct account and transactional activity with and through BNYM.

(F)	"Covered Account" means an Account established by a financial intermediary for another as the owner of record on the Fund Registry and through which such owner of record has the ability to conduct transactions in Fund shares directly with and through BNYM.

(G)	"Account" means (1) an account holding Fund Shares with respect to which a natural person is the owner of record, and (2) any other account holding Fund Shares with respect to which there is a reasonably foreseeable risk to the particular account owner's customers from identity theft, including financial, operational, compliance, reputation, or litigation risks.

(ii)	BNYM will provide the Fund with a printed copy of or Internet viewing access to the Controls.

(iii)	BNYM will notify the Fund of Red Flags which it detects and reasonably determines to indicate a significant risk of Identity Theft to a Registered Owner or Covered Person ("Possible Identity Theft") and assist the Fund in determining the appropriate response of the Fund to the Possible Identity Theft.

(iv)	BNYM will (A) engage an independent auditing firm or other similar firm of independent examiners to conduct an annual examination of the Controls and issue a report on the results of the examination (the "Examination Report"), and (B) furnish a copy of the Examination Report to the Fund; and

(v)	Upon the Fund's reasonable request on not more than a quarterly basis, issue a certification in a form determined to be appropriate by BNYM in its reasonable discretion, certifying to BNYM's continuing compliance with the Controls after the date of the most recent Examination Report.

(2)          The Fund agrees it is responsible for complying with and determining the applicability to the Fund of Section 615(e) of the Fair Credit Reporting Act of 1970, as amended, and regulations promulgated thereunder by the SEC or other applicable federal agency (the "Red Flags Requirements"), for determining the extent to which the Red Flags Services assist the Fund in complying with the Red Flags Requirements, and for furnishing any supplementation or augmentation to the Red Flags Services it determines to be appropriate, and that BNYM has given no advice and makes no representations with respect to such matters. This Red Flags Section shall not be interpreted in any manner which imposes a duty on BNYM to act on behalf of the Fund or otherwise, including any duty to take any action upon the occurrence of a Red Flag, other than as expressly provided for in this Red Flags Section. The Controls and the Red Flags Services may be changed at any time and from time to time by BNYM in its reasonable sole discretion to include commercially reasonable provisions appropriate to the Red Flags Requirements, as they may be constituted from time to time. BNYM shall provide to the Fund for its review notice of the nature or content of any such change that it reasonably believes the Fund should be informed about and consult with the Fund to the extent requested by the Fund due to any responsibilities of the nature described in the first sentence of this Section 3(c)(2).

(d)          Access To And Use Of The BNYM System. The terms of Schedule C to this Agreement shall apply to the Fund's access to and use of any component of the BNYM System (as defined in Schedule C).

4.           Confidentiality.

(a)          Each party shall keep the Confidential Information (as defined in subsection (b) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this subsection (a), each party will use the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care.

(b)          Subject to the exceptions, qualifications and other terms of subsections (c) and (d) below, "Confidential Information" means (i) this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party's exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, (ii) information and data of, owned by or about a disclosing party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNYM, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNYM a competitive advantage over its competitors; (C) a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable; (D) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols; and (E) anything designated as confidential, and (iii) to any extent not included within clause (i) or clause (ii) above, with respect to BNYM, the Proprietary Items (as defined in Schedule C), any information within the BNYM System accessed by the Fund that is not Company Data (as defined in Schedule C) or any information provided by BNYM from within the BNYM System that is not Company Data.

(c)          Information or data that would otherwise constitute Confidential Information under subsection (b) above shall not constitute Confidential Information to the extent it:

(i)	is already known to the receiving party at the time it is obtained;
(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;
(iii)	is rightfully received from a third party who, to the receiving party's knowledge, is not under a duty of confidentiality;
(iv)	is released by the protected party to a third party without restriction; or
(v)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d)          Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)	in connection with activities contemplated by this Agreement;

(ii)	as required by law or regulation or pursuant to a court order, subpoena, order or request of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement or request, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)	in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or accountants or requests for advice or opinions from counsel; or

(iv)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party.

(e)          Subject to the exceptions in (d), each party agrees not to publicly disseminate, broadcast or release Confidential Information of the other party or mutual Confidential Information even if such action otherwise could be construed to be permitted by other provisions of this Section 4.

(f)          The provisions of this Section 4 shall survive termination of this Agreement for a period of three (3) years after such termination.

5.           Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except disclosures in connection with carrying out the services set forth in this Agreement or as otherwise permitted by law or regulation. BNYM agrees to implement and maintain appropriate security measures to protect "personal information", as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth ("Massachusetts Privacy Regulation"), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations. BNYM will implement and maintain a comprehensive information security program with written policies and procedures reasonably designed to protect the confidentiality and integrity of the non-public personal information of the Fund's current and former shareholders. The information security program will contain administrative, technical and physical safeguards reasonably designed to: (i) ensure the security and confidentiality of such information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to individuals, and (iv) ensure appropriate disposal of such information.

6.          Cooperation with Accountants. BNYM shall cooperate with the independent public accountants for the Fund and shall take commercially reasonable measures to furnish or to make available to such accountants information relating to this Agreement and BNYM's performance of the obligations hereunder as requested by such accountants and necessary for the expression of their opinion.

7.          Ownership Rights. Ownership rights with respect to property utilized in connection with the parties' use of the BNYM System shall be governed by applicable provisions of Schedule C.

8.          Disaster Recovery. BNYM shall maintain or arrange with third parties for back-up facilities ("Back-Up Facilities") to the primary operations and data centers used by BNYM to provide the services ("Primary Facilities"). The Back-Up Facilities will be capable of providing the services in the event an incident to the Primary Facilities significantly interrupts the delivery of a significant service. In the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, including using the Back-Up Facilities where appropriate. BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by the intentional misconduct, recklessness or negligence of BNYM in the performance of its duties under this Agreement.

9.          Compensation.

(a)          As compensation for services rendered by BNYM during the term of this Agreement, the Fund will pay to BNYM such fees and charges (the "Fees") as may be agreed to from time to time in writing by the Fund and BNYM (the "Fee Agreement"). In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by BNYM in the performance of its duties hereunder ("Reimbursable Expenses").

(b)          BNYM may establish demand deposit accounts or other accounts in its own name for the benefit of the Fund at third party financial institutions ("Third Party Institution"), including without limitation Third Party Institutions that may be an affiliate of BNYM ("Affiliated Third Party Institutions") or a client of BNYM, for the purpose of administering funds received by BNYM in the course of performing its services hereunder ("Service Accounts"). BNYM may establish Service Accounts primarily or exclusively with Affiliated Third Party Institutions and retain funds primarily or exclusively in the Service Accounts at Affiliated Third Party Institutions. BNYM and its Affiliated Third Party Institutions may derive a benefit from the funds placed on deposit with the Affiliated Third Party Institutions in Service Accounts due to the availability of the funds for use by the Affiliated Third Party Institutions in their business operations and BNYM takes that possibility of deriving benefit from such funds into consideration when determining the Fees and other terms set forth in the Fee Agreement. As of the Effective Date, BNYM does not receive any balance credits, interest income, dividend income or other money or money-equivalent benefits ("Monetary Benefits") with respect to Service Accounts but reserves the right to retain any Monetary Benefits related to Service Accounts that may accrue to it or be paid to it in the future as well as the right to transfer amounts between Service Accounts for cash management purposes.

(c)          In connection with BNYM's performance of transfer agency services, the Fund acknowledges and agrees that:

(i)	BNYM in its role as transfer agent may be notified of a Fund payment obligation that BNYM as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant Service Accounts (such excess amount if transferred by BNYM being hereinafter referred to as an "Overdraft Amount");

(ii)	BNYM is not obligated to transfer any funds representing Overdraft Amounts and may in its sole discretion decline without liability hereunder to transfer funds representing Overdraft Amounts;

(iii)	Notwithstanding the absence of an obligation to do so, BNYM may elect to transfer funds representing Overdraft Amounts (from sources other than the Service Accounts) as a courtesy to a Fund and to maintain BNYM's good standing with the NSCC and other participants in the financial services industry and that by electing to transfer funds representing Overdraft Amounts BNYM does not, even if it has transferred such funds as part of a regular pattern of conduct, waive any rights under this Section 9(c) or assume the obligation it has expressly disclaimed in clause (ii) above and BNYM may at any time in its sole discretion and without notice decline to continue to make such transfers;

(iv)	The Fund is at all times obligated to pay to BNYM an amount of money equal to the Overdraft Amounts that have not been offset by credits posted to the relevant Service Account subsequent to the transfer of the Overdraft Amount and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by BNY Mellon Bank in accordance with the Custody Agreement (as defined in Schedule D), by the Fund immediately upon demand by BNYM, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNY Mellon Bank pursuant to the eighth paragraph of Schedule D, the Fund's obligation to repay that amount to BNYM pursuant to this Section 9(c)(iv) shall be deemed satisfied; and

(v)	Simultaneously with the execution of this Agreement the Fund will execute the letter agreement attached hereto as Schedule D with BNY Mellon Bank as an Affiliated Third Party Institution in which one or more Service Accounts will be established and as the Fund Custodian.

(d)          The undersigned hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up-front payments, signing payments or periodic payments made or to be made by BNYM to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(e)          No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, BNYM's right to receive payment of its fees and charges for services actually performed hereunder, and Fund's obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

(f)          Provisions of this Agreement providing for BNYM to receive commercially reasonable compensation or fees and reimbursement of expenses from the Fund for services or a course of conduct it might perform supplemental to the services expressly provided for herein or in circumstances outside the ordinary course of business shall not be diminished to any degree solely due to such compensation, fees and reimbursable expenses not being expressly provided for in the Fee Agreement.

(g)          In the event the Fund or any class, tier or other subdivision of the Fund is liquidated, ceases operations, dissolves or otherwise winds down operations ("Dissolution Event") or effects a final distribution to shareholders (a "Final Distribution"), the Fund shall be responsible for paying to BNYM all fees and reimbursing BNYM for all reasonable expenses associated with services to be provided by BNYM in connection with the Dissolution Event or Final Distribution, whether provided pursuant to a specific request of the Fund or provided by BNYM due to industry standards or due to obligations under applicable law or regulation by virtue of the services previously performed for Fund ("Final Expenses"). In connection with the foregoing, the Fund shall (i) notify BNYM as promptly as practicable following first approval of the Dissolution Event or Final Distribution or any aspect of the Dissolution Event or Final Distribution by its Board and furnish BNYM with copies of all materials filed with the SEC or distributed to shareholders related thereto, (ii) calculate, set aside, reserve and withhold from the Final Distribution or from any distribution subsequent to Board approval of the Dissolution Event or Final Distribution all amounts necessary to pay the Final Expenses and shall notify BNYM as far in advance as practicable of any deadline for submitting materials appropriate or necessary for the determination of such amounts, and (iii) provide sufficient staff or other accommodations to ensure timely payment of Final Expenses as they come due.

10.          Instructions.

(a)           BNYM will engage in conduct when so directed by a Written Instruction or an Implementing Communication if the Written Instruction or an Implementing Communication, as appropriate, complies with applicable requirements set forth in this Section 10.

(i)	Written Instructions. Notwithstanding any other provision of this Agreement: (A) unless the terms of this Agreement, Written Procedures or other written agreement between the Fund and BNYM expressly provide, in the reasonable discretion of BNYM, all requisite details and directions for it to take a specific course of conduct, BNYM may, prior to engaging in a course of conduct on a particular matter, whether the course of conduct is proposed by or otherwise originates with BNYM or is directed by the Fund in a Fund Communication, require the Fund to provide it with Written Instructions with respect to the particular conduct, and (B) BNYM may also require Written Instructions with respect to conduct specified in a Fund Communication if it reasonably determines that the Agreement, Written Procedures or other written agreement between the Fund and BNYM provides for the Fund to furnish a Written Instruction in connection with the specified conduct.

(ii)	Implementing Communications. "Implementing Communication" means Fund Communications that are not a Written Instruction and that BNYM has determined in accordance with clause (i) above are not required in whole or in part to be the subject of a Written Instruction.

(b)          Subject to the right of BNYM to require in accordance with Section 10(a)(i) that conduct directed by a Fund Communication be provided in a Written Instruction, BNYM reserves the right to decline to act in accordance with a Fund Communication:

(i)	for a Bona Fide Reason; or

(ii)	if the Fund Communication (or contents thereof) does not constitute in all material respects, in the sole judgment of BNYM exercised reasonably, a "Standard Instruction", which is hereby defined to mean:

(A)	an instruction received by BNYM directing a course of conduct substantially similar in all material respects to a course of conduct provided for in a Written Procedure, or

(B)	if a Written Procedure provides for a particular form of instruction to be used in connection with a matter (a "Standard Form"), an instruction received by BNYM (I) on the specified Standard Form which responds appropriately to all requirements of the specified Standard Form, or (II) in a format other than the specified Standard Form but conforming in all material respects to, and responding appropriately to all requirements of, the specified Standard Form in BNYM's sole judgment exercised reasonably.

(c)          Notwithstanding the right reserved by BNYM in Section 10(b) to decline to engage in conduct directed by a Fund Communication that is not a Standard Instruction (such instruction being a "Non-Standard Instruction"):

(i)          BNYM will in good faith consider implementing a Non-Standard Instruction if:

(A)	BNYM in its sole judgment exercised reasonably determines sufficient time exists under the circumstances to evaluate fully and implement the requested conduct; and
(B)	the Fund makes its request in writing (including via e-mail) to a Customer Service Officer and provides all written materials, including descriptions and responses to questions, that in the reasonable judgment of BNYM are appropriate to fully evaluate the request.

(ii)	BNYM will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non-Standard Instruction, BNYM will notify the Fund of the Research required by BNYM and resume the evaluation only if (A) the Fund obtains and provides all Research required by BNYM or (B) the Fund authorizes BNYM in writing to obtain the required Research at the Fund's cost and expense.

(iii)	BNYM may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are furnished in whole or in part, decline without liability or further obligation of any nature hereunder to implement a Non-Standard Instruction:

(A)	for a Bona Fide Reason;
(B)	if it determines in its sole judgment exercised reasonably that there is insufficient time to fully evaluate and implement the requested alternative to the applicable Standard Instruction; or
(C)	if it determines in its sole judgment exercised reasonably and in good faith based on the course of discussions that it and the Fund will be unable to agree in writing to mutually satisfactory terms and conditions governing the Non-Standard Instruction.

(iv)          BNYM will act in accordance with a Non-Standard Instruction solely pursuant to the terms of a mutually agreeable written instrument executed by the Fund and BNYM with respect to the conduct constituting the Non-Standard Instruction (such written instrument is referred to herein as an "Accepted Non-Standard Instruction"). For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12.

(d)          (1)          The Fund shall implement commercially reasonable measures to provide that Fund Communications delivered to BNYM are authorized, accurate and complete. BNYM is not obligated to act, and may refrain from acting, on any "Ineligible Communication", which is hereby defined to mean a Fund Communication that BNYM in good faith determines:

(i)	to be vague, ambiguous or incomplete;
(ii)	to contain an error that is not reasonably reconcilable;
(iii)	to have been received too late to be acted upon;
(iv)	to be incapable of being implemented due to a failure to meet applicable specifications or system requirements;
(v)	to be in conflict with a previous or contemporaneous Fund Communication; or
(vi)	to be incapable of being executed in accordance with all applicable performance standards or due to any other defect.

(2)          BNYM will as promptly as reasonable in consideration of the subject matter of the Fund Communication notify the Fund in a timely manner of its determination that a Fund Communication is an Ineligible Communication; provided, however, BNYM shall have no duty to inspect for or discover an Ineligible Communication. BNYM may act in reliance on Fund Communications as received by it and shall have no duty to inquire into any matter regarding the Fund Communication, including without limitation the validity, authority, truthfulness, accuracy or genuineness of the Fund Communication, or to verify the identity of an individual giving the Fund Communication; provided, however, BNYM shall be obligated to verify that the name of any person executing a Written Instruction is an Authorized Person. BNYM may assume and rely on the assumption that any Fund Communication is not in any way inconsistent with the provisions of the Fund's prospectus or organizational documents, this Agreement or any vote, resolution or proceeding of the Fund's Board of Directors or shareholders. BNYM may also rely on and is authorized by the Fund to act in reliance on communications from shareholders of the Fund and from persons reasonably believed to be representatives of shareholders of the Fund with respect to all matters reasonably related to the services provided for herein other than those BNYM determine to be not in good order or which it reasonably rejects on other grounds ("Shareholder Communications", and together with Fund Communications (excluding Fund Communications identified to the Fund as Ineligible Communications), "Service Communications"). BNYM shall notify the Fund of any such rejections in accordance with Written Procedures.

(e)          Absent Liable Conduct on the part of BNYM, BNYM shall not be liable to the Fund for any Loss of the Fund, and the Fund shall indemnify and defend BNYM in accordance with Section 12 against any Loss, directly or indirectly arising from or incurred due to or in connection with:

(i)	BNYM's reasonable good faith interpretation of a Service Communication;
(ii)	BNYM's reasonable reliance on, or conduct it reasonably engages in pursuant to, a Service Communication;
(iii)	a delay in BNYM's implementing a course of conduct contained in an Ineligible Communication;
(iv)	BNYM's failure to engage in conduct requested by a Service Communication with respect to which it has no duty to act;
(v)	any error, omission, inaccuracy, inconsistency, misrepresentation, fraud, forgery or other defect in a Service Communication;
(vi)	any failure to receive an item intended to be a Service Communication or the delay of its actual receipt or its receipt in a form, configuration or with contents other than as transmitted;
(vii)	any interception of or unauthorized access to or use of a Service Communication or item intended to be a Service Communication prior to receipt by BNYM; or
(viii)	the invalidity or lack of truthfulness, accuracy, authority or genuineness of a Service Communication.

(f)           In addition to any other provision of this Agreement that may be applicable to a particular Instruction, BNYM may include in the writing constituting a Standard Instruction, or in a Standard Form, appropriate operational, procedural and functional terms and provisions, provisions appropriate to its agency role, and provisions appropriate in light of or imposed by applicable law or regulations, rules of the DTCC, NSCC or similar service providers or governmental, regulatory or self-regulatory authority, or Industry Standards. In addition, in the absence of provisions in this Agreement that in the sole judgment of BNYM exercised reasonably provide sufficient authority, indemnification, limitations on liability or confidentiality and privacy protections, BNYM may require third parties purportedly authorized to act on behalf of or for the benefit of the Fund in connection activities contemplated by this Agreement, or the Fund, to execute a document containing such terms and conditions as BNYM may reasonably require prior to engaging in any course of conduct with such third parties.

(g)          While reserving its right under this Section 10 to decline to act in accordance with instructions not constituting Written Instructions, BNYM may agree to act in accordance with Oral Instructions on a particular matter, and, with respect to each acceptance of Oral Instructions, the Fund agrees that it will deliver to BNYM, for receipt by 5:00 PM (Eastern Time) on the same business day as the day the Oral Instructions were given, Written Instructions which confirm the course of conduct contained in the Oral Instructions. Under all circumstances and for all purposes of the Agreement: BNYM's written memorialization of the Oral Instructions shall constitute the Written Instructions applicable to the particular matter; and the validity and authorization of such Written Instructions and of the conduct undertaken by BNYM and BNYM's right to rely on such Written Instructions shall not be abridged, abrogated or adversely impacted in any manner or under any circumstances.

(h)          In the event facts, circumstances, or conditions exist or events occur, including without limitation situations contemplated by Section 10(d), and BNYM reasonably determines that it must take a course of conduct in response to such situation (including a course of action that constitutes taking no action) and must receive an Instruction from the Fund to direct its conduct, and BNYM so notifies two Authorized Persons of the Fund, and the Fund fails to furnish Instructions ("Response Failure"), BNYM will in good faith seek to determine the appropriate course of conduct in response to the circumstances and will have all rights with respect the conduct taken in good faith in such circumstances (including a course of action that constitutes taking no action) that it would have if the conduct were specified in Written Instructions.

(i)          Any form furnished by the Fund to third parties for use in connection with the activities or services of BNYM contemplated by this Agreement that does not constitute a Standard Form or a form that is substantially equivalent in all material respects to a Standard Form ("Non-Standard Form") shall constitute a Non-Standard Instruction subject to all terms of this Section 10 applicable to Non-Standard Instructions . BNYM may without liability hereunder decline to accept or act upon a Non-Standard Form and the Fund indemnifies and releases BNYM for and from Loss incurred in connection with reasonable conduct BNYM engages in in connection with the Non-Standard Form, including accepting or declining to accept or acting or declining to act upon a Non-Standard Form.

11.          Terms Relating to Liability.

(a)          With respect to BNYM's obligations under this Agreement, BNYM shall be liable to the Fund (or any person or entity claiming through or for the Fund) for loss, cost, expense and damages caused by a breach of any such obligation, the recovery of which is not excluded by another provision of this Agreement, only to the extent the breach constitutes intentional misconduct, reckless disregard or negligence of BNYM ("Liable Conduct"). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been Liable Conduct.

(b)          BNYM's maximum aggregate cumulative liability to the Fund and all persons or entities claiming through the Fund, considered as a whole, for all Loss, the recovery of which is permitted and not excluded by another provision of this Agreement, shall not exceed: (i) the fees actually paid to BNYM by the Fund for services provided hereunder during the twelve (12) months immediately prior to the last Loss Date; or (ii) if the last Loss Date occurs during the period commencing with the Services Effective Date and ending on the first anniversary of the Services Effective Date, the greater of (A) the amount calculated in accordance with clause (i) (i.e., fees paid through the last Loss Date), or (B) the average monthly amount of fees paid during such period multiplied by the number of full months this Agreement is in effect during such period.

(c)          Notwithstanding any other provision, and for all purposes, of this Agreement:

Neither party nor its Affiliates shall be liable for any Loss (including Loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: extraordinary forces of nature and natural disasters, such as floods, hurricanes, severe storms (storms with a destructive force substantially equivalent to hurricanes but not meeting technical criteria necessary for hurricane designation), tornados, earthquakes and wildfires; national or local states of emergencies; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor; building or area evacuations ordered by lawful authority; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; denial of service attacks; non-performance by third parties (other than subcontractors of BNYM for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an "Event Beyond Reasonable Control"). Upon the occurrence of an Event Beyond Reasonable Control, the affected Party shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long as the Event Beyond Reasonable Control or damages caused by it prevail and such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted, including invoking disaster recovery or business continuity plans when applicable.

(d)          BNYM shall not be liable for any Loss arising out of any action, omission or conduct of any prior service provider of the Fund or for any failure to discover any action, omission or conduct of any prior service provider of the Fund that caused or could cause Loss.

(e)          Notwithstanding any other provision of the Agreement, in no event shall BNYM, its Affiliates or any of its or their directors, officers, employees, agents or subcontractors be liable under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other losses which are not direct damages regardless of whether such losses or damages were or should have been foreseeable and regardless of whether any entity or person has been advised of the possibility of such losses or damages, all and each of which such loss is hereby excluded by agreement of the parties. For purposes of clarification: no other provision of this Agreement shall be interpreted to condition, limit, modify, nullify or otherwise prevail in whole or in part over this Section 11(e).

(f)          No party may assert a claim or cause of action (or, if applicable, commence an arbitration or other alternate dispute resolution proceeding) against BNYM or any of its affiliates more than 18 months after the first event or occurrence comprising the conduct or alleged conduct upon which the cause of action is based.

(g)          Each party shall have a duty to mitigate damages for which the other party may become responsible.

(h)          With respect to securities data, files, reports, information and research furnished to BNYM by third parties (not delegated duties, subcontracted or otherwise engaged by BNYM to perform the services hereunder on its behalf) and included in the BNYM System ("Securities Data"), the Fund acknowledges that BNYM makes no warranty concerning the Securities Data and BNYM disclaims all responsibility for the Securities Data, including its content, accuracy, completeness, availability or timeliness of delivery, and BNYM shall not be liable for Loss caused by Errant Securities Data (as defined below); provided, however, with respect to transaction activity communicated to BNYM by the DTCC or NSCC, BNYM will maintain commercially reasonable processes and procedures to detect and attempt to resolve rejected transactions. "Errant Securities Data" means Securities Data not being provided to BNYM with the content and at the time which is standard for the industry or which is required for or used in the performance of any service provided for in the Agreement.

(i)          If BNYM becomes aware of a matter that involves a check or draft drawn by a shareholder or a check or draft issued to a shareholder (or alternate payee) that is alleged to be fraudulently endorsed, a signature guarantee, signature validation or other guarantee or certification that is alleged to be fraudulently procured or tendered, or any other matter involving a payment instrument or system that may give rise to a claim under the Uniform Commercial Code as adopted by a particular State or Territory of the United States ("UCC") or under a signature guarantee or other program, such as the Securities Transfer Agents Medallion Program, based on whole or in part on provisions of the UCC ("UCC Program"), BNYM will take commercially reasonable measures to investigate the matter ("UCC Matter") and if it reasonably determines at any time due to the investigation that a shareholder or the Fund possesses a valid claim under the UCC to recover any amount from a bank or other financial institution expressly subject to the UCC, BNYM will when considered commercially reasonable under the UCC take measures to file a claim on behalf of the Fund for recovery of the relevant amount with the appropriate party under the UCC or the UCC Program ("Initial Claim"). BNYM will inform the Fund if the claim is denied in whole or in part, if any recovery is made or if BNYM gets no response to the claim, and in the event of any recovery will consult with the Fund with respect to the depositing of the recovered amount in a Service Account, the crediting of a shareholder account or any other appropriate conduct, and will provide reasonable cooperation at the Fund's cost and expense with any actions the Fund may subsequently elect to take to seek any further recovery. Absent Liable Conduct in BNYM's processing of any underlying transaction, as between the Fund and BNYM, the Fund shall be solely responsible for any amounts not recovered or not capable of being recovered in a UCC Matter, any market exposure (gain or loss) experienced by a shareholder or the Fund as a result of a UCC Matter, any fraud or similar conduct not constituting a UCC Matter or involving a forged or unauthorized drawer signature or altered instrument, and all costs and expenses of seeking any recovery in a UCC Matter other than costs associated with filing any Initial Claim. This Section 11(i) sets forth the sole responsibility of BNYM with respect to the matters addressed herein.

(j)          BNYM shall be entitled to rely on, and engage in conduct based upon, its reasonable interpretation of "Legal Authority" (which is hereby defined to mean all laws and all regulations, rules, legal process and other acts and communications of an official nature of governmental, quasi-governmental bodies, regulatory and self-regulatory bodies) and the analysis and advice of legal counsel, including such reliance and conduct in circumstances when available Legal Authority is in conflict or does not provide unambiguous precedent or guidance. BNYM may rely and act in accordance with the analysis and advice of legal counsel that is reasoned notwithstanding the existence or availability of a differing legal analysis or advice or of different interpretations. For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12 and the rights described in Section 12 apply in the event the Fund requests that BNYM engage in conduct other than in accordance with BNYM's reasonable interpretation of Legal Authority or reasoned legal analysis or legal advice and BNYM engages in such conduct.

(k)          Notwithstanding any other provision of the Agreement, no party to this Agreement shall be liable to any other party to this Agreement for any costs or expenses of any nature related to legal counsel, legal representation or legal action, including without limitation costs and expenses associated with litigation, threatened litigation and dispute resolution, court costs and costs of arbitration, discovery, experts, settlement and investigation that arise in connection with any claim, indemnification, action or demand made or sought under this Agreement between parties to this Agreement . Each party shall bear its own such costs and expenses.

(l)           This Section 11 shall survive termination of this Agreement.

12.         Indemnification. The Fund agrees to indemnify, defend and hold harmless BNYM and its affiliates, and to indemnify, defend and hold harmless the Custodian and its affiliates in connection with services it provides pursuant to Section 3(a)(12), and the respective directors, trustees, officers, agents and employees of each, from any and all Losses related to any Claim arising directly or indirectly from: (a) conduct of the Fund or a Fund contractor, subcontractor or prior or current service provider in connection with activities contemplated by the Agreement; (b) conduct of BNYM as agent of the Fund not involving Liable Conduct in the execution of the conduct, including without limitation conduct taken by BNYM pursuant to Fund Communications, Written Procedures, Legal Authority, Section 10(h) (Response Failure), or Non-Standard Forms, and (c) a Fund Error or Errant Securities Data. BNYM shall have no liability to the Fund or any person claiming through or for the Fund for any Loss caused in whole or in part by any conduct described in the preceding sentence. This Section 12 shall survive termination of this Agreement.

13.         Duration and Termination.

(a)          This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until the date which is the fifth (5th) anniversary of the Service Effective Date (the "Initial Term").

(b)          This Agreement shall automatically renew on the final day of the Initial Term and the final day of each Renewal Term for an additional term which will continue until the third (3rd) anniversary of such renewal date (each such additional term being a "Renewal Term"), unless the Funds acting collectively, on one hand, or BNYM, on the other hand, gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non-Renewal Notice"). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate on the last day of the Initial Term or Renewal Term, as applicable), or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(c)          If a party (BNYM or any Fund) materially breaches this Agreement (a "Defaulting Party") the other party (on one hand, BNYM; on the other hand, the Funds acting collectively) (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party (BNYM or the Funds collectively) ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate), or, if later and applicable, the later of the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(d)          (1)          Notwithstanding any other provision of this Agreement , if prior to the expiration of, as appropriate, the Initial Term or the then-current Renewal Term, due to a Change of Control or any other reason, the Fund gives notice to BNYM terminating this Agreement, other than pursuant to Section 13(c) or Section 13(h), or terminating BNYM as the provider of any service, or the Fund by its action or inaction causes a "Constructive Termination" to occur (hereby defined to be circumstances that make it impractical or impossible for BNYM to perform some substantial portion or all of the services as contemplated by the Agreement on the Effective Date) (individually and collectively, "Early Terminations"), the following terms shall apply:

(i)	BNYM shall, if requested by the Fund, make a commercially reasonable effort to facilitate a conversion to the Fund's successor service provider; provided that BNYM does not guarantee that it will be able to effect a conversion on the date(s) requested by the Fund.

(ii)	Before the earlier to occur of the effective date of the Early Termination or the commencement date of any significant activities related to the conversion or transfer of Fund records and accounts to a successor service provider, the Fund shall pay to BNYM an amount equal to all fees and other charges and amounts that would be due under the Fee Agreement (excluding Reimbursable Expenses if not to be incurred) from such payment date through the expiration of, as appropriate, the Initial Term or the then-current Renewal Term as if services had been performed by BNYM and accepted by the Fund during such period in accordance with the Agreement ("Early Termination Fee"). The Early Termination Fee shall be calculated using the average of the monthly fees and other charges and amounts due to BNYM under this Agreement during the last three calendar months immediately preceding the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder) extrapolated over the remaining term of the Agreement at such date.

(iii)	The Fund expressly acknowledges and agrees that the Early Termination Fee is not a penalty but is reasonable compensation to BNYM for a termination of the Agreement before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term and prior to receipt by BNYM of the compensation upon which the fees and other terms of this Agreement were based.

(iv)	For purposes of this Section 13(d), "Change in Control" means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Fund or any affiliate of the Fund.

(v)	If the Fund gives notice of Early Termination (or an Early Termination without such notice occurs due to a Constructive Termination) after expiration of the notice period specified in Section 13(b), the references above to "expiration of, as appropriate, the Initial Term or the then-current Renewal Term" shall be deemed to mean "expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term."

(vi)	In the event of an Early Termination, this Agreement will terminate with respect to the affected Funds (or all Funds, if appropriate) on the last to occur of the date contained in a notice of termination, the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(2)          Notwithstanding any other provision of this Agreement, if any of the accounts serviced by BNYM under this Agreement, or assets in such accounts, are removed from the coverage of this Agreement, other than pursuant to shareholder transactions (for clarification: redemptions, exchanges, transfers or similar dispositions of Shares in an account occurring pursuant to instructions from a record owner or beneficial owner of the account without direction or coordination among accounts of different owners by an Investment Company, a Fund, an affiliate of either or an Affiliate of such affiliate) ("Shareholder Transactions") or "Omnibus Conversions", which are hereby defined to mean broker-dealer initiated consolidations and conversions of individual shareholder accounts into broker-dealer omnibus accounts, and are subsequently serviced by another service provider (including the Fund or an affiliate of the Fund) (collectively, "Removed Accounts"), the Fund will be deemed to have caused an Early Termination with respect to such Removed Accounts as of the day immediately preceding the first such removal of assets or accounts and the Fund shall pay BNYM within 30 days of such date an Early Termination Fee calculated as if the Removed Accounts constituted a "Fund" ("Removed Account Fee").

(3)          In the event Section 13(d)(1) becomes applicable due to a termination of this Agreement by a Fund and less than all Funds terminate this Agreement, or in the event Section 13(d)(1) becomes applicable due to a termination of Services and less than all Services are terminated with respect to all Funds, or in the event Section 13(d)(2) becomes applicable due to Removed Accounts, then , in addition to the payments required by such circumstances, at BNYM's option, either (i) all Funds will be deemed to have caused an Early Termination of this Agreement resulting in all Funds owing BNYM the Early Termination Fee specified in Section 13(d)(1)(ii) on a date specified by BNYM and provided to the Funds in a notice of termination delivered to the Funds at least 90 days in advance of such selected date, or (ii) this Agreement will remain in full force and effect with respect to all Funds and services not terminated and all non-Removed Accounts. In the event BNYM delivers the notice described in clause (i), this Agreement will terminate on the last to occur of the payment date specified in such notice, the day substantially all Services cease to be provided (for avoidance of doubt, other than Trailing Services) or the date the Deconversion (or final Deconversion if more than one) is completed.

(e)          (1)          In connection with any termination of this Agreement or services by the Fund, whether alone or in conjunction with other Funds, the Fund shall also pay to BNYM the amounts described in clauses (A) and (B) below not later than the "Payment Date", which is hereby defined to mean (i) the date of termination of the Agreement or service (whether such date is determined by the sending of a Non-Renewal Notice, by designation of a date in a notice of termination or due to the occurrence of a Constructive Termination), or, (ii) if either of the following, or both, should occur before such termination date, the date that either of the following first occurs: (aa) the date of cessation of a substantial portion of the services provided for in Section 3 of the Agreement, or (bb) the date that performance of significant Deconversion Services is scheduled to commence:

(A)	any Fees and Reimbursable Expenses that may be owed by the Fund pursuant to Section 9(a) for services performed by BNYM pursuant to the Agreement through and including the Payment Date (whether already invoiced, pending invoice or estimated in good faith);

(B)	the amount estimated in good faith by BNYM ("Good Faith Estimate") for:

(I)	any services to be provided by BNYM following the Payment Date that may relate to a cessation of operations or the winding up of the affairs of the Fund or a termination of the Agreement, including by way of example and not limitation, answering general shareholder inquiries, furnishing historical shareholder account information to authorized parties, providing tax services with respect to transactions occurring before the termination such as the filing of final tax forms, maintaining a Service Account for checks not yet cleared, and compliance with record retention requirements ("Trailing Services"), at the fees set forth in the Fee Agreement or, if applicable fees are not provided for therein, at commercially reasonable rates, and

(II)	the reasonable out-of-pocket expenses expected to be incurred in performing the Trailing Services ("Reimbursable Trailing Expenses"); and

(III)	if BNYM is requested to perform any Deconversion Services (as defined below): (I) fees and charges of BNYM for such Deconversion Services at the rates set forth in the Fee Agreement or, if applicable fees are not provided for therein, fees at commercially reasonable rates, and (II) amounts to reimburse BNYM for any reasonable out-of-pocket expenses reasonably expected to be incurred in performing the Deconversion Services. "Deconversion Services" means a Deconversion and any and all other measures taken and conduct engaged in by BNYM associated with any transfer or movement of files, records, materials or information or a conversion thereof, including but not limited to the transfer, movement or duplication of any files, records, materials or information and any conversion of such from the formats and specifications of the BNYM System to the formats and specifications of a successor service provider or as otherwise specified by the Funds. BNYM's obligation to perform any Deconversion Services is expressly conditioned on the prior performance by the Funds, to BNYM's reasonable satisfaction, of their obligations under Section 3(a)(12)(C)(ii).

(2)          For avoidance of doubt: to the extent BNYM performs any services pursuant to Section 3 or Schedule C of the Agreement subsequent to the Payment Date, the Fund shall pay for such services upon being invoiced for such services in accordance with the terms of the invoice.

(3)	Within 120 days following the Deconversion (or final Deconversion if more than one):

(A)	BNYM shall determine any (i) amounts payable by the Fund for services provided pursuant to Section 3 or Schedule C of the Agreement that have not been paid, (ii) amounts payable by the Fund for Trailing Services, for reimbursement of reasonable out-of-pocket expenses incurred in performing the Trailing Services, for Deconversion Services and for reimbursement of reasonable out-of-pocket expenses incurred in performing the Deconversion Services that have not been paid by the Fund, whether or not included in whole or in part in the Good Faith Estimate, and (iii) amounts paid by the Fund pursuant to Sections 13(e)(1)(B) and 13(e)(2) in excess of amounts actually owed by the Fund to BNYM for the services indicated therein; and

(B)	BNYM shall net the amounts determined in accordance with clause (A) above and notify the Fund whether BNYM owes money to the Fund or the Fund owes money to BNYM and the amount owed; and

(4)          Within seven (7) days of the notification provided for by Section 13(e)(3)(B), BNYM will pay the Fund any amount it owes the Fund and the Fund shall pay BNYM any amount it owes BNYM.

(f)          Notwithstanding any other provision of this Agreement, BNYM may in its sole discretion, upon the happening of any of the following, terminate this Agreement immediately (and, for clarification, immediately cease providing all services hereunder) by sending notice of termination to the Fund: (i) the Fund commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Fund any such case or proceeding; (ii) the Fund commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property or there is commenced against the Fund any such case or proceeding; (iii) the Fund makes a general assignment for the benefit of creditors; or (iv) the Fund states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. BNYM may exercise its termination right under this Section 13(f) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNYM of its termination right under this Section 13(f) shall be without any prejudice to any other remedies or rights available to BNYM and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding clause (iii) of Section 15, notice of termination under this Section 13(f) shall be considered given and effective when given, not when received.

(g)          References in this Agreement to a termination of the Agreement on or as of a particular day or date means that termination occurs at 11:59 PM on the particular day or date.

14.         Policies and Procedures.

(a)          BNYM shall perform the services provided for in this Agreement in accordance with the written policies, processes, procedures, manuals, documentation and other operational guidelines of BNYM governing the performance of the services in effect at the time the services are performed ("Standard Procedures"). BNYM may embody in its Standard Procedures, including Standard Procedures for determining whether an instruction it receives is "in good order" ("IGO") or is "not in good order" ("NIGO"), and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with generally accepted industry practices, principles or standards ("Industry Standard"). Likewise, when in connection with a providing a service, including IGO and NIGO determinations, BNYM is required to engage in conduct for which it does not have a Standard Procedure or Standard Procedures only partially address the facts and circumstances of a particular issue, BNYM may engage in and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with Industry Standards. In making the decisions described in the foregoing sentences BNYM may rely on such information, data, research, analysis and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances. For clarification: the published guidelines of the Securities Transfer Association shall constitute an Industry Standard on the subject matter addressed therein. BNYM may revise the Standard Procedures in accordance with the provisions of this Section 14(a).

(b)          Notwithstanding any other provision of this Agreement, the following terms of this Section 14(b) shall apply in the event facts, circumstances or conditions exist or events occur which would require a service to be provided hereunder other than in accordance with BNYM's Standard Procedures, or if BNYM is requested by the Fund, or a third party authorized to act for the Fund, to deviate from a Standard Procedure in connection with the performance of a service hereunder or institute a service or procedure with respect to which there is no Standard Procedure (collectively, a "Non-Standard Procedure"):

(i)	BNYM will in good faith consider implementing a Non-Standard Procedure if the Fund requests such in writing and provides all written materials, including descriptions, specifications, business requirements and responses to questions of BNYM, that in the sole judgment of BNYM exercised reasonably are appropriate to fully evaluate the request.

(ii)	BNYM will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non-Standard Procedure, BNYM will notify the Fund of the Research required and resume the evaluation only if the Fund obtains and provides all Research required by BNYM or if it authorizes BNYM in a writing reasonably satisfactory to BNYM to obtain the required Research at the Fund's cost and expense.

(iii)	BNYM may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are furnished in whole or in part, decline without liability or further obligation of any nature hereunder to implement a Non-Standard Procedure (i) for a Bona Fide Reason or (ii) if it determines in its sole judgment exercised reasonably that it and the Fund are unable to mutually agree in writing to all terms and conditions governing the development, implementation and performance of the Non-Standard Procedure, including without limitation terms and conditions regarding appropriate procedures, indemnification and payment terms.

(iv)	A Non-Standard Procedure that BNYM agrees to implement in a written instrument executed by the Fund and BNYM is referred to herein as an "Exception Procedure" and BNYM shall obligated to perform a Non-Standard Procedure only to the extent expressly provided for in an Exception Procedure. For the avoidance of doubt, conduct engaged in pursuant to an Exception Procedure is included within the conduct described in clause (b) of Section 12.

(c)          In the event that Fund requests documentation, analysis or verification in whatsoever form regarding the commercial reasonableness or industry acceptance of conduct provided for in a Standard Procedure, BNYM will cooperate to furnish such materials as it may have in its possession at the time of the request without cost to the Fund, but the Fund agrees to reimburse BNYM for all out of pockets costs and expenses incurred, including the costs of legal or expert advice or analysis, in obtaining additional materials in connection with the request.

(d)          If in the course of acting in accordance with a Non-Standard Procedure, BNYM encounters questions, issues or uncertainty of a legal or other nature as to the appropriate course of conduct under the Non-Standard Procedure, the Fund agrees that any expenses incurred by BNYM in consulting with third parties, such as, without limitation, attorneys, auditors or accountants, to resolve the questions, issues or uncertainty shall be the responsibility of the Fund to be paid upon being invoiced by BNYM. Prior to engaging any such third party BNYM shall advise the Fund it is doing so and the Fund shall have the option of obtaining such consulting services on its own and providing the results to BNYM. For the avoidance of doubt, conduct engaged in pursuant to this Section 14(d) is included within the conduct described in clause (b) of Section 12.

15.         Notices. Notices permitted or required by this Agreement shall be in writing and:

(i)	addressed as follows, unless a notice provided in accordance with this Section 15 shall specify a different address or individual:

(A)	if to BNYM, to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; with a copy to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Legal Department; and

(B) if to the Fund, at_____________ , Attention:___________ ;

(ii)	delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient, facsimile sending device providing for automatic confirmation of receipt; and

(iii)	deemed given on the day received by the receiving party.

16.          Amendments.

(a)          This Agreement, or any term thereof, including without limitation the Schedules hereto, may be changed only by a written amendment signed by all parties to this Agreement.

(b)          Notwithstanding subsection (a) above, in the event an officer of the Investment Company or other person acting with apparent authority on behalf of the Investment Company requests that BNYM perform some or all of the services provided for in this Agreement for a Portfolio not listed on Schedule B, as amended, and such Portfolio accepts such services and the relevant Investment Company or Portfolio pays amounts provided for in the Fee Agreement as Fees and Reimbursable Expenses, then in the absence of an express written statement to the contrary such services are provided in accordance with the terms of this Agreement, Schedule B is deemed amended to include the particular Portfolio and the Portfolio shall be bound by the terms of this Agreement with respect to all matters addressed herein, except that BNYM may at any time thereafter terminate such deemed amendment to this Agreement, and terminate services to such Portfolio, if within 60 days of the first such acceptance of services by the Portfolio the Investment Company and BNYM do not execute an written amendment to Schedule B on terms mutually acceptable to BNYM and the Investment Company in their respective sole discretion. BNYM and the Investment Company each reserve the right to negotiate terms appropriate to such additional Portfolios which differ from the terms herein.

17.          Assignment; Subcontracting. Except as expressly provided in this Section 17, no party may assign or transfer this Agreement or assign or transfer any right or obligation hereunder without the written consent of the other party and any attempt at such assignment or transfer, or any such assignment or transfer, shall be void. For clarification: "assign" and "transfer" as used in the foregoing sentence are intended to mean conveyances (whether by contract or operation of law) which fully and irrevocably vest in the assignee or transferee exclusively all the rights and obligations being conveyed and fully and irrevocably divest the assignor or transferor of all the rights and obligations being conveyed. A merger, a sale of a majority or more of the assets, equity interests or voting control, or a transfer by operation of law or pursuant to court order shall be considered a "transfer" under this Section. Notwithstanding the foregoing: To the extent appropriate under rules and regulations of the NSCC, BNYM may satisfy its obligations with respect to services involving the NSCC through an Affiliate that is a member of the NSCC by delegation or subcontracting; BNYM may assign or transfer this Agreement to an Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNYM gives the Investment Company thirty (30) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair the Investment Company's receipt of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNYM; and BNYM may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNYM of any of its liabilities hereunder.

18.          Facsimile Signatures; Counterparts. This Agreement may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

19.	Miscellaneous.

(a)          Entire Agreement. This Agreement, and the related Fee Agreement, embody the final, complete, exclusive and fully integrated record of the agreement of the parties on the subject matter herein and therein and supersedes all prior agreements, understandings, proposals, responses to requests for proposal, memoranda of understanding or memoranda of any other nature, terms sheets, letters of intent and communications of any other nature relating to such subject matter.

(b)          Non-Solicitation. During the effectiveness of this Agreement and for one year thereafter, the Fund shall not, directly or indirectly, knowingly solicit or recruit for employment or hire, or make a recommendation, or referral or otherwise knowingly assist or facilitate the solicitation or recruitment of any BNYM employee, for employment by any other entity. To "knowingly" solicit, recruit, hire, assist or facilitate, within the meaning of this provision, does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNYM employee by another entity if the BNYM employee was identified solely as a result of the BNYM employee's response to a general advertisement in a publication of trade or industry interest or other similar general solicitation.

(c)          Changes That Materially Affect Obligations. The Fund agrees to provide BNYM with at least 30 days advance written notice of any new or modified feature, policy, operation, parameter or other aspect of the Fund's business that could impact BNYM's provision of the services by requiring revised or new conduct, including without limitation revisions or additions to, or new, Shareholder Materials ("Company Standards"). To the extent that any service or course of conduct of BNYM provided hereunder is configured or performed as it is at a particular time in whole or in part due to Company Standards, standards imposed by clearing corporations or other industry-wide service bureaus or organizations, or laws, rules, regulations, orders or legal process in effect at such time ("Service Requirements") and BNYM's performance of a service or a course of conduct related thereto in compliance with any new or amended Service Requirement requires BNYM to develop, implement or provide a new or modified service, process, procedure, resource or functionality ("New Service"), BNYM shall be obligated to develop and perform a New Service only in accordance with a written amendment to this Agreement entered into in its discretion. If in order to perform an obligation under this Agreement BNYM develops, implements or provides a new or modified service, process, procedure, resource or functionality that it may not be obligated to the Fund to develop, implement or provide in accordance with the foregoing sentence but that it develops, implements and provides for clients generally due to a new or revised Service Requirement, BNYM it shall entitled to commercially reasonable fees and reimbursement of reasonable expenses for such development, implementation and performance, or as otherwise mutually agreed by the parties.

(d)          Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)          Requested Information and Documentation. The Fund will provide in a timely manner such information and documentation as BNYM may reasonably request in connection with providing services under this Agreement and BNYM will not be liable for any Loss incurred by the Fund due to a failure or delay in providing such information or documentation.

(f)          Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to its principles of conflicts of law that would apply the law of another jurisdiction. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act ("UCITA"), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the "opt out" provisions contained therein. The parties hereby waive any right they may have to trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement.

(g)          Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h)          Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to those certain provisions providing for rights of the Custodian or obligations of the Fund with respect to the Custodian, and those certain provisions benefitting affiliates of the parties, this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.

(i)           No Representations or Warranties. Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. BNYM disclaims any warranty of title or non-infringement except as expressly set forth in this Agreement.

(j)           Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM's affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the name, address and taxpayer identification number or other government-issued identification number of the Fund or others, and, if such other is a natural person, that person's date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

(k)          Use of "Fund". In the event "Fund" as used in this Agreement refers to Portfolios listed on Schedule B, notwithstanding such use, the Investment Company bears to the extent permitted by law all responsibilities, obligations, liabilities and duties of all such Portfolios to the extent not performed by such Portfolios.

(l)           Additional Fund Adoption. Notwithstanding anything in this Agreement to the contrary, if BNYM is requested orally or in writing to furnish any service provided for in this Agreement to any investment company that is not a party to this Agreement or any class, tier, portfolio, series or other subdivision of an investment company that is not party to this Agreement ("Additional Fund") by any representative of a Fund who BNYM reasonably believes also to be a representative of the Additional Fund, and BNYM provides such service to such Additional Fund, then, from the date BNYM commences providing such service, such Additional Fund shall be deemed a party to and bound by the terms and conditions of this Agreement with respect to all matters addressed herein even in the absence of a writing by such Additional Fund agreeing to be so bound by this Agreement and Schedule B shall be deemed amended to include the Additional Fund.

(m)          Requests to Transfer Information to Third Parties. In the event that the Fund, other than pursuant to a Standard Procedure, whether by Written Instructions, Fund Communications or otherwise, requests or instructs BNYM to send, deliver, mail, transmit or otherwise transfer to a third party which is not a subcontractor of BNYM and which is not the DTCC, NSCC or other SEC-registered clearing corporation, or to make available to such a third party for retrieval from within the BNYM System, any information in the BNYM System: BNYM may decline to provide the information requested on the terms contained in the request due to legal or regulatory concerns, transmission specifications not supported by BNYM, or other good faith or bona fide business reasons, but will in good faith discuss the request and attempt to accommodate the Fund with respect to the request, and BNYM will not be obligated to act on any such request unless it agrees in writing to the terms of the information transfer. In the event BNYM so agrees in writing to transfer information or make it available within the BNYM System: the Fund shall pay a reasonable fee for such activities upon being invoiced for same by BNYM; BNYM shall have no liability or duty with respect to such information after it releases the information or makes it available within the BNYM System, as the case may be, provided BNYM does not commit Liable Conduct when executing the express instructions of the written information transfer request; BNYM shall be entitled to the indemnification provided for at Section 12 pursuant to clause (b) in connection with the activities contemplated by any such written information transfer request, including for the avoidance of doubt third party claims; and BNYM may conclusively presume without a duty of independent verification that the Fund has received all applicable third party authorizations.

(n)          Service Indemnifications; Survival. Any indemnification provided to BNYM by the Fund in connection with any service provided under the Agreement, including by way of illustration and not limitation, indemnifications provided in connection with an Accepted Non-Standard Instruction and indemnifications contained in any agreements regarding an Exception Procedure ("Service Indemnifications"), shall survive any termination of this Agreement. In addition, Sections 4, 5, 7, 10(d), (e), (g) - (i), 11, 12, 19(e), (i), (m), (n) and (s) and provisions necessary to the interpretation of such Sections and any Service Indemnifications and the enforcement of rights conferred by any of the foregoing shall survive any termination of this Agreement. In the event the Board of the Fund authorizes a liquidation of the Fund or termination of the Agreement, BNYM may require as a condition of any services provided in connection with such liquidation or termination that the Fund make provisions reasonably satisfactory to BNYM for the satisfaction of contingent liabilities outstanding at the time of the liquidation or termination.

(o)          Compliance with Law. Each of BNYM and the Fund agrees to comply in all material respects with the respective laws, rules, regulations and legal process applicable to the operation of its business. For clarification: With respect to BNYM, the foregoing requires compliance with laws, rules, regulations and legal process applicable to BNYM directly, not derivatively by virtue of providing services to the Fund. The Fund agrees that BNYM is not obligated to assist the Fund with, or bring the Fund into, compliance with laws, rules, regulations and legal process applicable to the Fund, except where BNYM has expressly agreed to assume such an obligation hereunder and then it is obligated only to perform strictly in accordance with the express terms of the assumed obligation.

(p)          Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

(q)          Enterprise Nature of Services. Notwithstanding any other provision of this Agreement, in furnishing the services provided for in this Agreement or any component or segment of such services BNYM may utilize any combination of its own employees, facilities, equipment, systems and other resources and the employees, facilities, equipment, systems and other resources of its Affiliates, including employees, facilities, equipment, systems and other resources shared by BNYM and its Affiliates, and BNYM may satisfy its obligations under this Agreement directly or through Affiliates. References to employees, facilities, equipment, systems or other resources of BNYM in this Agreement shall mean employees, facilities, equipment, systems or other resources of BNYM and its Affiliates considered collectively. Notwithstanding the foregoing, nothing in this Section 19(q) shall have the effect of transferring any obligation of BNYM to any other entity, including Affiliates.

(r)          Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that includes BNYM and provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the "BNY Mellon Group"). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the "Centralized Functions") in one or more affiliates, subsidiaries and third-party service providers subject to confidentiality obligations comparable to those provided for herein ("third party service providers"). Solely in connection with the Centralized Functions: (i) the Fund consents to the disclosure of and authorizes BNYM to disclose information regarding the Fund to the BNY Mellon Group and to its third-party service providers, and (ii) BNYM may store the names and business addresses of the Fund's employees on the systems or in the records of the BNY Mellon Group or its third party service providers.

(s)          No Interpretation Against A Party. All parties to the Agreement have had access to and use of legal counsel to the extent each has deemed sufficient and hereby irrevocably and unconditionally waive any claim or defense that this Agreement, or any provision of this Agreement, should be interpreted or construed against a party solely on the basis that the particular party drafted or was responsible for the drafting of the Agreement or a particular provision.

(t)          Funds Added After Effective Date. Each Fund that becomes a party to this Agreement pursuant to Section 16(b) or 20(l) agrees to be bound by all terms of this Agreement as if an original signatory hereto and, in addition, each Custody Client that becomes a party to this Agreement after the Effective Date further agrees to be bound by Appendix D as if an original signatory thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.	[INVESTMENT COMPANY NAME]

By:	By:

Name:	Name:

Title:	On behalf of the Investment Company and each
Fund, each in its individual and separate capacity, as

Title:

SCHEDULE A

Definitions

As used in this Agreement:

"1933 Act" means the Securities Act of 1933, as amended.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"1940 Act" means the Investment Company Act of 1940, as amended.

"Affiliate" means an entity controlled by, controlling or under common control with the subject entity, with "control" for this purpose defined to mean direct or beneficial ownership of 50% or more of the equity interests of an entity and possession of the power to elect 50% or more of the entity's directors, trustees or similar persons performing policy-making functions.

"Authorized Person" means (i) with respect to the Fund, each individual identified to BNYM as an Authorized Person on the properly completed version of Schedule E most recently provided to BNYM, and (ii) with respect to BNYM, employees designated in writing as authorized to receive facsimile transmissions or emails, or both, as Written Instructions (as provided in the definition of Written Instructions). Any limitation on the authority of an Authorized Person of the Fund to give Instructions must be expressly set forth in a written document signed by both parties.

"BNY Mellon Bank" means The Bank of New York Mellon, a New York chartered commercial bank and affiliate of BNYM, and its lawful successors and assigns.

"BNYM Trust" means BNY Mellon Investment Servicing Trust Company, an affiliate of BNYM, and its lawful successors and assigns.

"Bona Fide Reason" means a bona fide legal, commercial or business reason including by way of example and not limitation the following:

(i)	the course of conduct is not consistent or compliant with, is in conflict with, or requires a deviation from an Industry Standard or a Written Procedure;

(ii)	the course of conduct is not reasonably necessary or appropriate to or consistent with the services contemplated by this Agreement or constitutes a change to a service;

(iii)	the course of conduct is in conflict or inconsistent with or violates a law, rule, regulation, or order or legal process of any nature;

(iv)	the course of conduct is in conflict or inconsistent with or will violate a provision of this Agreement or constitutes a unilateral amendment of the Agreement;

(v)	the course of conduct imposes on BNYM a risk, cost, liability or obligation not contemplated by this Agreement with potentially adverse consequences to BNYM incurred from sources external to BNYM, including without limitation, for illustration and not limitation: sanction, criticism, fines, penalties, examination comments or special examination of a governmental, regulatory or self-regulatory authority; civil, criminal or regulatory action; a loss or downgrading of membership, participation or access rights or privileges in or to organizations providing common services to the financial services industry; or significant reputational harm.

(vi)	the course of conduct imposes on BNYM a risk, cost, liability or obligation not contemplated by this Agreement related to internal matters, such as, without limitation: imposes costs and expenses on BNYM that are not adequately recovered by payments the Fund indicates it is willing to pay and BNYM reasonably anticipates disputes over invoices; contemplates higher or additional performance standards; adds gain/loss, operational, strategic, compliance or credit risk; requires performance of a course of conduct customarily performed pursuant to a separate service or fee agreement; requires more than an incidental increase in the resources required to provide services to the Fund; or is reasonably likely to result in a diversion of resources or disruption in established work flows, course of operations or functioning of controls;

(vii)	the course of conduct requires technology, personnel with technological expertise, a technology service or product or another resource that is not available on a commercially reasonable basis or constitutes a service or function that is not closely related to services commonly performed by organizations acting as transfer agents, registrars, dividend disbursing agents and shareholder servicing agents to SEC-registered open-end investment companies; or

(viii)	BNYM lacks sufficient information, analysis or legal advice to determine that the conditions in clauses (iii) or (v) do not exist and the Funds and BNYM fail to reach agreement on a reasonable method of paying any expense of obtaining such information.

"Claim" means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

"Code" means: (i) when reference is made to a specific Section of the "Code" - the Internal Revenue Code of 1986, as amended, otherwise (ii) the Internal Revenue Code of 1986, as amended, and the regulations promulgated by the IRS under the Internal Revenue Code of 1986, as amended, and the revenue rulings, revenue procedures, technical advice memorandums, notices and announcements published by the IRS with respect to the Internal Revenue Code of 1986, as amended.

"conduct" or "course of conduct" means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

"Deconversion" means the completion of the transfer of Fund data, information and records from the production database and production environment of the Fund in the BNYM System to the production database and production environment of the Fund in the computer system of a successor transfer agency services provider with the intention that on the next occurring business day such successor service provider will perform transfer agency services for the Fund utilizing such transferred data, information and records.

"Dedicated Personnel" means individuals employed by or under contract with BNYM whose primary duty is providing services to or on behalf of the Fund.

"DTCC" means the Depository Trust Clearing Corporation, and its successors and assigns.

"External Research" means consultation with and the written opinions, analysis, research or other work product of third party technical specialists, legal counsel or other advisors, consultants or professionals.

"FinCEN" means the Financial Crimes Enforcement Network of the U.S. Department of the Treasury.

"Fund Communication" means any Instruction, direction, notice, instrument, data, file or other information or communication of whatsoever nature BNYM receives, or reasonably believes it received, from the Fund through a communications media of any nature, including without limitation communications media currently existing, such as telephone, facsimile transmission, telegraph, telegram, US Postal Service, personal delivery, private courier, commercial courier, electronic mail (email), private messaging systems, or messaging systems constituting part of an industry utility (such as the NSCC) service, and communications media that may be developed in the future.

"Fund Error" means the Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to BNYM or the Custodian or by other act or omission requiring Remediation Services.

"Fund Shares" (see "Shares")

"in good order" means in accordance with all applicable requirements set forth in the Written Procedures, including receipt of any required supporting documentation.

"Instructions" means Oral Instructions and Written Instructions considered collectively or individually.

"Intellectual Property Rights" means copyright, patent, trade secret, trademark and any other proprietary or intellectual property rights.

"Internal Research" means consultation with and the written opinions, analysis, research or other work product of (i) individuals employed by or under contract with BNYM who are not Dedicated Personnel, and (ii) individuals who are Dedicated Personnel but the consultation or opinions, analysis, research or other work product is not incidental to the services performed by such individual for the Fund.

"IRS" means the Internal Revenue Service of the U.S. Department of the Treasury.

"Loss" and "Losses" means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments or payment obligations, reimbursements, adverse monetary consequences or monetary liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim or obligation to indemnify and defend, and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

"Loss Date" means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

"NSCC" means the National Securities Clearing Corporation, and its successors and assigns.

"Oral Instruction" means an instruction (i) given to BNYM by voice in person, or in a person-to-person conversation over a telephone connection, by an Authorized Person of the Fund (or by a person reasonably believed by BNYM to be an Authorized Person of the Fund). BNYM may, in its sole discretion in each separate instance, consider and rely upon an instruction it receives from an Authorized Person via electronic mail as an Oral Instruction (unless the electronic mail satisfies the criteria, in the definition of Written Instruction, to constitute a Written Instruction, in which case it will constitute a Written Instruction).

"Portfolio" means each separate subdivision of the Investment Company, whether characterized or structured as a portfolio, tier, series or otherwise, but excludes classes unless for purposes of Sections 18(f)(1) and 18(f)(2) of the 1940 Act and Rules 18f-2 and 18f-3 promulgated by the SEC under the 1940 Act the class must be provided with rights and liabilities separate and distinct from all other subdivisions of a Fund..

"Remediation Services" means the additional services required to be provided hereunder by BNYM or the Custodian in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended by the previous conduct.

"Research" means either or both of External Research and Internal Research.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

"Services" means the services described in Section 3 and Schedule C of the Agreement.

"Service Effective Date" means the date following the completion of all implementation services, in the case of a Fund that is a new start-up Fund, or the date following the completion of all conversion services, in the case of Fund that BNYM will be providing services to as a successor service provider, that the first live transaction is processed by the BNYM System for a public customer of the particular Fund on a production basis.

"Shareholder Materials" means the Fund's prospectus, statement of additional information and any other materials relating to the Fund provided to Fund shareholders by the Fund.

"Shares" or "Fund Shares" means the shares or other units of beneficial interest of each Fund.

"Written Instruction" means:

(1)      a written instruction (i) which is a Standard Instruction, or if not a Standard Instruction, then an Accepted Non-Standard Instruction, (ii) which is signed by an Authorized Person of the Fund (or a person reasonably believed by BNYM to be an Authorized Person of the Fund), (iii) which is agreed to in writing by BNYM on the instrument containing the written instructions, if such signature is required by BNYM as part of a Standard Form, (iv) which is addressed to and received by BNYM, and (iv) which is delivered by (A) hand (personally by the signing Authorized Person or by a third party providing confirmation of receipt), (B) private messenger, U.S. Postal Service or overnight national courier which provides confirmation of receipt with respect to the particular delivery signed by the receiving party, or (C) facsimile sending device which provides automatic confirmation of the standard details of receipt if the facsimile transmission is sent to an Authorized Person of BNYM or to the Relationship Manager or Customer Service Officer of BNYM;

(2)      trade instructions transmitted to and received by BNYM by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access; and

(3)      electronic mail or "email" sent by an Authorized Person of the Fund to, and acknowledged by, an Authorized Person of BNYM.

"Written Procedures" means, collectively, Standard Procedures and Exception Procedures.

INDEX OF DEFINED TERMS

(includes defined terms through Schedule A; excludes terms defined in Schedule C solely for Schedule C)

Term	Location
1933 Act	Schedule A
1934 Act	Schedule A
1940 Act	Schedule A
19(a) Statement	§ 3(a)(4)
314(a) Procedures	§ 3(b)(4)

Accepted Non-Standard Instruction	§ 10(c)(iv)
Account	§ 3(c)(1)(i)(G)
Additional Fund	§ 19(l)
Affiliate	Schedule A
Affiliated Third Party Institutions	§ 9(b)
Agreement	Preamble
AML	§ 3(b)(l)(A)
AML Services	§ 3(b)
Appropriate List Matching Data	§ 3(b)(5)(C)
Authorized Person	Schedule A
Back-Up Facilities	§ 8
BNYM	Preamble
BNYM Account Documentation	§ 3(a)(12)(C)(iii)(bb)
BNY Mellon Bank	Schedule A
BNY Mellon Group	§ 19(r)
BNYM System	§ 3(d)
BNYM Trust	Schedule A
Bona Fide Reason	Schedule A
Breach Notice	§ 13(c)
Breach Termination Notice	§ 13(c)
Centralized Functions	§ 19(r)
Change in Control	§ 13(d)(1)(iv)
CIP Regulations	§ 3(b)(3)(A)
Claim	Schedule A
Code	Schedule A
Company Standards	§ 19(c)
Comparison Results	§ 3(b)(4)
Compliance Failures	§ 3(a)(15)(B)
conduct	Schedule A
Confidential Information	§ 4(b)
Constructive Termination	§ 13(d)(1)
control affiliate	§ 3(b)(6)(C)(iv)
Controls	§ 3(c)(1)(i)
course of conduct	Schedule A
Covered Account	§ 3(c)(1)(i)(F)
Covered Person	§ 3(c)(1)(i)(D)
Custodian	§ 3(a)(12)(C)
Custodied Account	§ 3(a)(12)(A)(iii)
Customer	§ 3(b)(3)(A)(i)
Data Elements	§ 3(b)(3)(A)(i)
Deconversion	Schedule A
Deconversion Services	§ 13(e)(1)(B)(III)
Dedicated Personnel	Schedule A
Defaulting Party	§ 13(c)
Direct Account	§ 3(c)(1)(i)(E)
Director	§ 3(b)(5)(A)(iii)
Dissolution Event	§ 9(g)
DTCC	Schedule A
Early Termination	§ 13(d)(1)
Early Termination Fee	§ 13(d)(1)(ii)
Effective Date	Preamble
Eligible Assets	§ 3(a)(12)(A)(i)
Eligible Property	§ 3(a)(15)(A)(ii)
Errant Securities Data	§ 9(h)
Event Beyond Reasonable Control	§ 11(c)
Examination Report	§ 3(c)(1)(iv)

Exception Procedure	§ 14(b)(iii)
External Research	Schedule A
FATF Lists	§ 3(b)(5)(A)(ii)
Fee Agreement	§ 9(a)
Fees	§ 9(a)
FFI Regulations	§ 3(b)(2)(A)
Final Distribution	§ 9(g)
Final Expenses	§ 9(g)
FinCEN	Schedule A
Foreign Financial Institution	§ 3(b)(2)(A)(i)
Fund	Background
Fund AML Laws	§ 3(b)(10)
Fund Communication	Schedule A
Fund Custodian	§ 3(a)(1)(xiii)
Fund Data	§ 3(b)(5)(A)
Fund Error	Schedule A
Fund Registry	§ 3(c)(1)(i)(C)
Fund Shares	Schedule A
Good Faith Estimate	§ 13(e)(1)(B)
Identification Data	§ 3(a)(15)(C)
Identity Theft	§ 3(c)(1)(i)(B)
IGO	§ 14(a)
Implementing Communication	§ 10(a)(ii)
Ineligible Communication	§ 10(d)(i)
Industry Standard	§ 14(a)
Information Requests	§ 3(b)(4)
in good order	Schedule A
Initial Claim	§ 11(i)
Initial Term	§ 13(a)
Instructions	Schedule A
Intellectual Property Rights	Schedule A
Internal Research	Schedule A
Investment Company	Preamble
IRS	Schedule A
Legal Authority	§ 11(j)
Legal Process Item	§ 3(a)(14)
Liable Conduct	§ 11(a)
Loss, Losses	Schedule A
Loss Date	Schedule A
Lost Shareholder Rule	§ 3(a)(11)(A)
Massachusetts Privacy Regulation	§ 5
Material Event	§ 3(a)(12)(C)(i)
Monetary Benefits	§ 9(b)
New Service	§ 19(c)
NIGO	§ 14(a)
Non-Defaulting Party	§ 13(c)
Non-Renewal Notice	§ 13(b)
Non-Standard Form	§ 10(i)
Non-Standard Instruction	§ 10(c)
Non-Standard Procedures	§ 14(b)
NSCC	Schedule A
OFAC	§ 3(b)(5)(A)(i)
OFAC Lists	§ 3(b)(5)(A)(i)
Omnibus Conversions	§ 13(d)(2)
Oral Instruction	Schedule A
Overdraft Amount	§ 9(c)(i)

Participant	§ 3(a)(12)(A)(ii)
Payment Date	§ 13(e)(1)
PMLC Determination	§ 3(b)(5)(A)(iii)
Portfolio	Schedule A
Possible Identity Theft	§ 3(c)(1)(iii)
Primary Facilities	§ 8
Red Flag	§ 3(c)(1)(i)(A)
Red Flags Requirements	§ 3(c)(2)
Red Flags Section	§ 3(c)(1)
Red Flags Services	§ 3(c)(1)
Registered Owner	§ 3(c)(1)(i)(C)
Reimbursable Expenses	§ 9(a)
Reimbursable Trailing Expenses	§ 13(e)(1)(B)(II)
Related Custodian Materials	§ 3(a)(12)(C)(v)
Related Parties	§ 3(a)(12)(C)(iii)(bb)
Remediation Services	Schedule A
Removed Accounts	§ 13(d)(2)
Removed Account Fee	§ 13(d)(2)
Renewal Term	§ 13(b)
Research	Schedule A
Response Failure	§ 10(h)
SEC	Schedule A
Securities Data	§ 11(h)
Securities Laws	Schedule A
Services	Schedule A
Service Accounts	§ 9(b)
Service Effective Date	Schedule A
Service Communications	§ 10(d)(2)
Service End Date	§ 13(e)(1)
Service Indemnifications	§ 19(n)
Shareholder Materials	Schedule A
Shareholder Communications	§ 10(d)(2)
Shareholder Transactions	§ 13(d)(2)
Shares	Schedule A
Standard Form	§ 10(b)(ii)(B)
Standard Instruction	§ 10(b)(ii)
Standard Procedures	§ 14(a)
States and Territories of the United States	§ 3(a)(15)(A)(i)
Tax Advantaged Account	§ 3(a)(12)(A)(iv)
Third Party Institution	§ 9(b)
Trailing Services	§ 13(e)(1)(B)(I)
Transfer Date	§ 3(a)(12)(C)(iii)
UCC	§ 11(i)
UCC Matter	§ 11(i)
UCC Program	§ 11(i)
UCITA	§ 19(f)
Unclaimed Property Laws	§ 3(a)(15)(A)
Unclaimed Property Services	§ 3(a)(15)(A)
UPS Commencement Date	§ 3(a)(15)(B)
U.S. Government Lists	§ 3(b)(5)(A)
Written Instruction	Schedule A
Written Procedures	Schedule A

[End of Schedule A]

SCHEDULE B

(Dated: April ___, 2015)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency And Shareholder Services Agreement dated as of April __, 2015, between BNY Mellon Investment Servicing (US) Inc. and EGA Emerging Global Shares Trust.

Portfolios

[List all Portfolios of the Investment Company]

SCHEDULE C

Terms And Conditions Governing Use Of The BNYM System

SECTION 0.          GENERAL

0.1           Capitalized Terms. Capitalized terms not defined in this Schedule C shall have the meaning ascribed to them in the Main Agreement. Capitalized terms defined in this Schedule C shall have that meaning solely in this Schedule C and not in any other part of the Agreement unless expressly stated otherwise in a specific instance. References to Section numbers in this Schedule C shall mean Sections of this Schedule C unless expressly stated otherwise in a specific instance. References to the "Agreement" in this Schedule C means the Main Agreement and this Schedule C.

0.2           Purpose. BNYM utilizes some components of the BNYM System to perform the Core Services. But BNYM does not utilize all components of the BNYM System to provide the Core Services. Some components of the BNYM System are maintained by BNYM and offered to customers solely to permit customers to access the data and information maintained in the BNYM System in connection with the Core Services and put it to additional uses. Consequently, Company is given rights pursuant to this Schedule C (i) to access and use components of the BNYM System, from the Company System (as defined in Section 2.7), to engage in activities that are separate and distinct and apart from the activities engaged in by BNYM to provide the Core Services, and (ii) to authorize third parties, the "Permitted Users", to access and use certain Component Systems to engage in activities that are also separate and distinct and apart from the activities engaged in by BNYM to provide the Core Services. Such access and use of the BNYM System by Company from the Company System and by Permitted Users may include the ability to input data and information into the BNYM System that BNYM utilizes in performing the Core Services but which is not required for BNYM to perform the Core Services. This ability of Company and Permitted Users to access and use the BNYM System represents a service offered by BNYM that is supplemental to the Core Services. No access to or use of the BNYM System by Company or Permitted Users is permitted, required or contemplated by the Core Services or the Main Agreement. This Schedule C governs solely those supplemental services offered by BNYM and Company's use of them.

SECTION 1.          CERTAIN DEFINITIONS

"Authorized Person" means the employees of Company and Permitted Users who have been authorized by the Company in accordance with the applicable Documentation and procedures of BNYM to access and use the Licensed System or specific Component Systems and in connection with such access and use to be issued Security Codes (as defined at Section 2.6(b) below).

"BNYM Web Application" means with respect to a relevant Component System the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for BNYM, accessible via the Internet at an Internet address furnished by BNYM for use of the particular Component System.

"Company" means a Fund.

"Company Data" means (i) data and information regarding each Fund and the shareholders and shareholder accounts of each Fund which is inputted into the Licensed System and the content of records, files and reports generated from such data and information by the Licensed System, and (ii) Company 22c-2 Data (as defined in Section 6.15(a) of this Schedule C).

"Company Web Application" means the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for the Company, connected to the Internet and utilized by the Company in connection with its use of a Component System as contemplated by applicable Documentation.

"Component System" means, as of its relevant License Effective Date, each Listed System and each Support Function that is part of the Licensed System and, subsequent to a relevant License Effective Date, such Listed Systems and Support Functions as they may be changed as provided in subsection (b) of the definition of Licensed System.

"Copy", whether or not capitalized, means any paper, disk, tape, film, memory device, or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

"Core Services" means the services described in the Main Agreement that BNYM is obligated to perform for Company (for clarification: excluding the products and services provided pursuant to this Schedule C).

"Documentation" means any user manuals, reference guides, specifications, documentation, instruction materials and similar recorded data and information, whether in electronic or physical output form, that BNYM makes available to, provides access to or provides to the Company, and that describe how the Licensed System is to be operated by users and set forth the features, functionalities, user responsibilities, procedures, commands, requirements, limitations and capabilities of and similar information about the Licensed System.

"Exhibit 1" means Exhibit 1 to this Schedule C.

"Employee" and "employee" means officers and any employees of the Fund and officers and employees of the entity or entities that provides investment advisory, investment management or administrative services to the Fund pursuant to one or more material agreements between the Fund and such entities filed with the SEC (or, if the Fund is not registered with the SEC, material agreements that would be required to be filed with the SEC if the Fund were registered with the SEC), provided such entities do not provide transfer agency or subaccounting services.

"General Upgrade" means (i) an Upgrade that BNYM in its sole and absolute discretion incorporates into the Licensed System at no additional fees or charges to Company, and (ii) an Upgrade that BNYM offers to incorporate into the Licensed System without charge or at such additional fees and charges as the parties shall agree in writing and that Company accepts for incorporation into the Licensed System.

"Harmful Code" means any computer code, software routine, or programming device designed to (a) disable, disrupt, impair, delete, damage, corrupt, reprogram, recode or modify in any way a computer processing system, computer network, computer service, a deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment (sometimes referred to as a "Trojan horse," "worm," "virus", "preventative routine," "disabling code," or "cookie" devices); (b) impair in any way the operation of any of the foregoing based on the elapsing of a period of time, advancement of a particular date or other numeral (sometimes referred to as "time bombs," "time locks," or "drop dead" devices); or (c) permit a non-authorized party to access, transmit or utilize, as appropriate, any computer processing system, computer network, computer service, deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment without proper consent (sometimes referred to as "lockups," "traps," "access codes," or "trap door" devices); or (d) any other similar harmful or hidden procedures, routines or mechanisms.

"Intellectual Property Rights" means the legal rights, interests and protections afforded under applicable patent, copyright, trademark, trade secret and other intellectual property laws.

"License Effective Date" means, with respect to each Component System of the Licensed System that Company is given the right to access and use, the date as of which the Company is first given such right to access and use.

"Licensed Services" means all functions performed by the Licensed System.

"Licensed System" means, collectively:

(a)          as of its applicable License Effective Date, any one or more of the of the following: (i) any Listed System to which the Company is given access to and use of by BNYM in its entirety; and (ii) any "Support Function", which is hereby defined to mean any system, subsystem, software, program, application, interface, process, subprogram, series of commands or function, regardless of the degree of separability from or integration with a Listed Program, that Company is given access to and use of to support its utilization of a Listed System - items within "Support Function" and this clause (ii) could be one or more parts of a Listed System or could be items which exist apart from any Listed System but which are provided to support utilization of a Listed System.

(b)          Updates, General Upgrades and Company Modifications (as defined at Section 2.16) to the Listed Systems included within clause (a)(i) above and the systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands and functions included within clause (a)(ii) above.

"Listed Systems" means the computer systems listed on Exhibit 1, whether mainframe systems, surround systems, subsystems or component systems, and in the case of the NSCC and CMS means as well the separate and distinct component systems of NSCC and CMS that BNYM may give Company access to and use of at Company's request in lieu of access to and use of the entire NSCC or CMS.

"Main Agreement" means all parts of this Agreement other than this Schedule C.

"Marks" means trademarks, service marks and trade names as those terms are generally understood under applicable intellectual property laws and any other marks, names, words or expressions of a similar character.

"Permitted User" means a person other than an employee of the Company who is authorized by the Company pursuant to and in accordance with Section 2.1(a)(ii) and all applicable Documentation to access and use one or more specific Component Systems.

"Product Assistance" means assistance provided by BNYM personnel regarding the Licensed System, including regarding its impact on other software, functionality, usage and integration.

"Proprietary Items" means:

(a)          (i) All contents of the Listed Systems, (ii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions, regardless of the degree of separability from or integration with a Listed Program, and whether or not part of a Listed Program, that BNYM may at any time provide any customer with access to and use of to support the customer's s utilization of a Listed System, including the Support Functions, (iii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions which BNYM utilizes in providing any of the services, or engaging in any of the activities, contemplated by this Agreement, (iv) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions owned, leased, licensed or sublicensed by BNYM which interface with, provide data to or receive data from any of the foregoing, and (v) all updates, upgrades, revisions, modifications, refinements, releases, versions, instances, translations, enhancements and improvements to and of all or any part of the foregoing, whether in existence on, or occurring prior to or subsequent to, the Effective Date (collectively, the "BNYM Software");

(b)          all facilities, central processing units, nodes, equipment, storage devices, peripherals and hardware utilized by BNYM in connection with the BNYM Software (the "BNYM Equipment");

(c)          all documentation materials relating to the BNYM Software, including materials describing functions, capabilities, dependencies and responsibilities for proper operation of the Licensed System, including the Documentation, and all updates, upgrades, revisions, modifications, refinements, releases, versions, translations, enhancements and improvements to or of all or any part of foregoing (the "BNYM Documentation", and together with the BNYM Software and the BNYM Equipment, the "System" or the "BNYM System") and all versions of the BNYM System as they may exist after the Effective Date or may have existed at any time prior to the Effective Date;

(d)          all methods, concepts, visual expressions, screen formats, file and report formats, interactivity techniques, engine protocols, models and design features used in the BNYM System;

(e)          source code and object code for all of the foregoing, as applicable;

(f)          all derivative works, inventions, discoveries, patents, copyrights, patentable or copyrightable items and trade secrets prepared or furnished by or for BNYM in connection with the performance of the services or in connection with any activities of the parties related to this Agreement;

(g)          all materials related to the testing, implementation, support and maintenance of all of the foregoing;

(h)          all other documentation, manuals, tutorials, guides, instructions, policy and procedure documents and other materials in any recorded medium prepared or furnished by or for BNYM in connection with the performance of the Licensed Services or in connection with any activities of the parties related this Agreement;

(i)          the contents of all databases and other data and information of whatsoever nature in the BNYM System, other than Company Data, whether residing in the BNYM System or existing outside the BNYM System in recorded form whether in hardcopy, electronic or other format; and

(j)          all copies of any of the foregoing in any form, format or medium.

"Terms of Use" means any privacy policy, terms of use or other terms and conditions made applicable by BNYM in connection with the Company's or a Permitted User's access to and use of a Component System or a BNYM Web Application or other access site or access method.

"Third Party Products" means the products or services of parties other than BNYM that constitute part of the Licensed System.

"Third Party Provider" means licensors, subcontractors and suppliers of BNYM furnishing the Third Party Products.

"United States" means the states and the District of Columbia of the United States.

"Update" means a modification to a Component System necessary to maintain the operation of the Component System in compliance with the Documentation in effect as of the Component System's applicable License Effective Date and includes without limitation modifications correcting any design or operational errors in the Component System and modifications enabling the Component System to be operated in any revised operating environment issued by BNYM and excludes Upgrades.

"Upgrade" means an enhancement to a Component System as it exists on its applicable License Effective Date, new features and new functionalities added to the Component System as it exists on its applicable License Effective Date, and all revisions, modifications, refinements, releases, enhancements and improvements to a Component System as it exists on its applicable License Effective Date which change the operation of Component System rather than just bring it into compliance with the applicable Documentation.

SECTION 2.           LICENSED RIGHTS AND COMPANY OBLIGATIONS

2.1           Licensed Rights.

(a)          (i)          BNYM hereby grants to Company a limited, nonexclusive, nontransferable license to access and use the Licensed System in the United States through its employees (other than as expressly permitted otherwise by Section 2.1(a)(ii) below), solely in accordance with applicable Documentation, through the interfaces and telecommunication lines designated by BNYM, strictly for the internal business purposes of the Company, solely in support of the Core Services and solely for so long as any applicable fees are paid by Company.

(ii)         The license granted by Section 2.1(a)(i) includes, where such access and use is expressly contemplated by the Documentation applicable to a particular Component System to which the Company has been given access and use, the right to authorize persons not employees of the Company to access and use in the United States the specified Component System strictly in compliance with applicable Documentation, through the interfaces and telecommunication lines designated by BNYM, solely in support of the Core Services and solely for so long as any applicable fees are paid by Company. Except with respect to Fund shareholders seeking to access IAM, to exercise the right contained in this Section 2.1(a)(ii) the Company must designate such persons to BNYM and approve them in a writing that conforms to the requirements of applicable Documentation and procedures of BNYM and furnish any information reasonably requested by BNYM. Access to IAM for Fund shareholders shall occur in accordance with the Documentation applicable to IAM. Upon the exercise by Company of the right contained in this Section 2.1(a)(ii), the term Company shall be redefined for all purposes of this Agreement to mean the Company and all Permitted Users, individually and collectively, unless in an individual case the context clearly requires that the definition be restricted solely to the Company. The Company shall be responsible and liable for compliance by Permitted Users with all applicable terms of the Agreement as if the Permitted Users were its own employees.

(iii)        Company may not, and shall not, under any circumstances grant sublicenses to any right granted by this Section 2.1 or subcontract or delegate any right granted by this Section 2.1 or use the Licensed System to provide services to third parties, other than shareholders of its Funds, or for any other purpose other than that described in Sections 2.1(a)(i) and (ii).

(b)          The grant of rights in this Section 2.1 shall be construed narrowly. No grant of license is made hereunder to Company or any other party, except the license to Company expressly provided in this Section 2.1. The rights granted by this Section 2.1 shall immediately terminate without further action required on anyone's part, including without prior notification, upon the termination or expiration of the Agreement. BNYM and its licensors reserve all rights in the BNYM System not expressly granted to Company in this Section 2.1. Nothing in this Section 2.1 shall be construed to give Company rights of any nature in source code. The rights granted to Company by this Section 2.1 are sometimes referred to herein as the "Licensed Rights".

(c)          For clarification:

Company may be given access to and use of a Listed System which contains integration points or links to one or more Support Functions that are part of a Listed System to which the Company has not been given access and use ("Linked Functions"). The Licensed Rights granted by this Section 2.1 to access and use a particular Listed System containing integration points or links to Linked Functions includes the right to access and use such Linked Functions, does not include the right to use the entire Listed System containing the Linked Functions or other subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions in that Listed System. To the extent exercise of Licensed Rights hereunder inadvertently or otherwise results in access to or use of a Component System or other system, subsystem, software, program, application, interface, process, subprogram, series of commands or function which is not part of the its Licensed System, all terms of this Agreement shall apply to such access and use.

2.2           Documentation. Company shall use the Licensed System solely and strictly in accordance and compliance with the Documentation provided or made available to Company by BNYM from time to time and any specifications contained therein. Company may use only the number of copies of the Documentation that are provided to Company and may not make any additional copies of such Documentation, except that Company may copy the Documentation to the extent reasonably necessary for routine backup and disaster recovery purposes and upon request of an applicable regulatory authority. Company shall pay BNYM such fees as it has established for copies of the Documentation, if any, as listed in the Fee Agreement.

2.3           Third Party Software and Services. Company acknowledges that Third Party Products may constitute part of the Licensed System. Company's use of Third Party Products shall be subject to the terms and conditions of this Agreement; provided, however, access, use, maintenance and support of Third Party Products made available to Company after an applicable License Effective Date may be conditioned upon Company's execution of an agreement with the applicable Third Party Provider ("Third Party Agreement") which would provide for certain rights and obligations between the Company and the Third Party Provider ("Direct Third Party Product"), in which case the terms of the Third Party Agreement will also apply to Company's use of the particular Third Party Product. Notwithstanding the foregoing sentences of this Section 2.3, Company acknowledges that BNYM is not responsible for, nor does BNYM warrant the performance or other features of, nor can it fix errors or defects in, third party software and services and BNYM's sole obligation with respect to third party software and services is to inform the third party of any errors, defects, deficiencies or other matters regarding the third party software and services of which BNYM is made aware by Company and to request and pursue in a commercially reasonable manner remediation of the errors, defects or deficiencies by the third party to the extent BNYM reasonably determines remediation to be available pursuant to the terms of BNYM's agreement with the third party.

2.4           Compliance With Applicable Law. Company shall comply with all laws, regulations, rules and orders of whatsoever nature of governmental bodies and authorities (whether legislative, executive, independent, self-regulatory or otherwise) applicable to the business or activities in connection with which it utilizes the Licensed System.

2.5           Responsibility For Use.

(a)          The Company alone will be responsible for furnishing, or arranging for a third party to furnish, all data and information required by the Documentation and the specifications therein for the Licensed System to function and perform in accordance with the Documentation, other than the data and information residing in the Licensed System in connection with BNYM's performance of the Core Services. BNYM shall have no liability or responsibility for any Loss caused in whole or in part by the Company's or a Permitted User's exercise of the Licensed Rights or use of the Licensed System or by data or information of any nature inputted into the Licensed System by or under the direction or authorization of Company or a Permitted User; provided, however, this Section 2.5 shall not relieve BNYM of its obligation to act in accordance with its obligations under the Main Agreement. Company shall be responsible and solely liable for the cost or expense of regenerating any output or other remedial action if the Company, a Permitted User or an agent of either shall have failed to transmit properly and in the correct format any data or information, shall have transmitted erroneous or incorrect information or data, or shall have failed to timely verify or reconcile any such data or information when it is generated by the Licensed System ("Data Faults").

(c)          Company warrants that the data transmitted to the Licensed System by or under the direction or authorization of Company or Permitted Users will not disrupt, disable, harm, or otherwise impede in any manner the operation of the Licensed System or any associated software, firmware, hardware, or BNYM computer system or network.

2.6           Internal Control Obligations.

(a)          Company shall adopt and implement commercially reasonable internal control procedures regarding the use of the Licensed System, which internal control procedures shall be reasonably designed to ensure that any use of the Licensed System complies with (i) Sections 2.1, 2.2, 2.6, 2.12, 2.17, 2.20 and 3.4 of this Schedule C, and (ii) applicable Documentation.

(b)          Company shall establish and adhere to security policies and procedures intended to (i) safeguard the Licensed System from unauthorized or improper access and use from equipment utilized by the Company, (ii) safeguard the integrity and validity of any user identifications, access passwords, mnemonics and other security data elements related to accessing the Licensed System or any Component System ("Security Codes"), and (iii) prevent unauthorized access to and protect electronically stored, processed or transmitted information. Such policies and procedures shall be at least equal to industry standards and any higher standard agreed upon by the Company and BNYM.

(c)          Unless Company obtains prior written permission from BNYM, Company shall permit only Authorized Persons to use Security Codes assigned to or selected by Company with respect to the Licensed System. The Security Codes shall constitute Confidential Information of both Company and BNYM under the Agreement subject to all obligations thereunder, and Company shall not permit access to Security Codes to any person other than Authorized Persons. Company shall notify BNYM immediately if Company has reason to believe that any person who is not an Authorized Person has obtained access to a Security Code or accessed or used the Licensed System, that an Authorized Person has accessed or used the Licensed System using Security Codes not assigned to that Authorized Person, that any other loss of confidentiality with respect to a Security Code has occurred or the security of the Licensed System has otherwise been breached.

(d)          Company shall verify and confirm all information entered on the Licensed System and shall notify BNYM of any error in any information entered on the Licensed System as soon as practicable following Company's knowledge of such error.

(e)          Company will not recirculate, redistribute or otherwise retransmit or re-rout the Licensed System to any third party or authorize the use of any information included on the Licensed System on any equipment or display not authorized by BNYM without BNYM's prior express written approval.

2.7           Company Resources.

(a)          Company will be solely responsible, at Company's expense, for procuring, maintaining, and supporting all third-party software and all workstations, personal computers, printers, controllers or other hardware or peripheral equipment at Company's sites ("Company System") required for Company to operate the Licensed System in accordance with the Documentation and specifications provided by BNYM from time to time. BNYM will provide Company with specifications for Company System, including any requirements relating to the connection and operation of the Company System with the Licensed System and Third Party Products. Company shall conform its operating system environment to the operating system requirements provided by BNYM for the Licensed System. Company will support and maintain the Company System as necessary to ensure its operation does not impact the Licensed System adversely or otherwise in a manner not contemplated by the Documentation.

(b)          Company shall, at its own expense, devote such of the Company System and other equipment, facilities, personnel and resources reasonably necessary to (a) implement the Licensed System, (b) be trained in the use of the Licensed System, (c) perform timely any electrical work and cable installation necessary for Company's use of the Licensed System, and (d) begin using the Licensed System on a timely basis. BNYM shall not be responsible for any delays or fees and costs associated with Company's failure to timely perform its obligations under this Section 2.7.

2.8           Company Telecommunications and Data Transmissions. Company will be solely responsible for complying at all times with telecommunications requirements designated by BNYM for use of the Licensed System. Any data or information electronically transmitted by or on behalf of Company to the Licensed System will be so transmitted solely and exclusively in the format specified by BNYM.

2.9           Notices Of Material Increase In Use. Company shall give advance written notice to BNYM whenever Company intends to increase its scope of use of the Licensed System in any material respect. Upon receipt of such notice, Company and BNYM shall mutually agree in writing on any required changes to the Company's scope of use for the Licensed System and, if applicable, the corresponding fees with respect to such increased scope.

2.10         Certifications and Audits. Company shall promptly complete and return to BNYM any certifications which BNYM in its sole discretion may from time to time send to Company, certifying that Company is using the Licensed System in strict compliance with the terms and conditions set forth in this Agreement. BNYM may, at its expense and after giving reasonable advance written notice to Company, enter Company locations during normal business hours and audit Company's utilization of the Licensed System, the number of copies of the Documentation in Company's possession, and the scope of use and information pertaining to Company's compliance with the provisions of this Agreement. The foregoing right may be exercised directly by BNYM or by delegation to an independent auditor acting on its behalf. If BNYM discovers that there is any unauthorized scope of use or that Company is not in compliance with the aforementioned provisions, Company shall reimburse BNYM for the full costs incurred in conducting the audit.

2.11         Taxes. The amounts payable by Company to BNYM in consideration of the performance of services by BNYM under the Agreement, including providing access to and use of the Licensed System pursuant to this Schedule C, do not include, and Company will timely pay, all federal, state and local taxes (including sales, use, excise and property taxes), if any, assessed or imposed in connection therewith, excluding any taxes imposed upon BNYM based upon BNYM's net income.

2.12         Use Restrictions.

(a)          Company will not do or attempt to do, and Company will not permit any other person or entity to do or attempt to do, any of the following, directly or indirectly:

(i)	use or access or attempt to use or access any Proprietary Item for any purpose, at any location or in any manner not specifically authorized by this Agreement;
(ii)	make or retain any copy of any Proprietary Item except as specifically authorized by this Agreement;
(iii)	create, recreate or obtain the source code for any Proprietary Item;
(iv)	refer to or otherwise use any Proprietary Item as part of any effort to develop other software, programs, applications, interfaces or functionalities or to compete with BNYM or a Third Party Provider;
(v)	modify, adapt, translate or create derivative works based upon any Proprietary Item, or combine or merge any Proprietary Item or part thereof with or into any other product or service not provided for in this Agreement and not authorized in writing by BNYM;
(vi)	remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any Proprietary Item, or fail to preserve all copyright and other proprietary notices in any copy of any Proprietary Item made by Company;
(vii)	sell, transfer, assign or otherwise convey in any manner any ownership interest or Intellectual Property Right of BNYM, or market, license, sublicense, distribute or otherwise grant, or subcontract or delegate to any other person, including outsourcers, vendors, consultants, joint venturers and partners, any right to access or use any Proprietary Item, whether on Company's behalf or otherwise;
(viii)	subcontract for or delegate the performance of any act or function involved in accessing or using any Proprietary Item, whether on Company's behalf or otherwise;

(ix)	reverse engineer, re-engineer, decrypt, disassemble, decompile, decipher, reconstruct, re-orient or modify the circuit design, algorithms, logic, source code, object code or program code or any other properties, attributes, features or constituent parts of any Proprietary Item;
(x)	take any action that would challenge, contest, impair or otherwise adversely effect an ownership interest or Intellectual Property Right of BNYM;
(xi)	use any Proprietary Item to provide remote processing, network processing, network communications, a service bureau or time sharing operation, or services similar to any of the foregoing to any person or entity, whether on a fee basis or otherwise;
(xii)	allow Harmful Code into any Proprietary Item, as applicable, or into any interface or other software or program provided by it to BNYM, through Company's systems or personnel or Company's use of the Licensed Services or Company's activities in connection with this Agreement; or
(xiii)	engage in or attempt to engage in penetration testing or "ethical hacking" of the BNYM System or otherwise engage in or attempt to engage in any activity to use, access or test or expose the BNYM System other than in accordance with the security measures and access methods maintained by BNYM at the time..

(b)          Company shall, promptly after becoming aware of such, notify BNYM of any facts, circumstances or events regarding its or a Permitted User's use of the Licensed System that are reasonably likely to constitute or result in a breach of this Section 2.12, and take all reasonable steps requested by BNYM to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

2.13         Restricted Party Status. Company warrants at all times that it is not a "Restricted Party", which shall be defined to mean any person or entity: (i) located in or a national of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other countries that may, from time to time, become subject to U.S. export controls for anti-terrorism reasons or with which U.S. persons are generally prohibited from engaging in financial transactions; (ii) on the U.S. Department of Commerce Denied Person's List, Entity List, or Unverified List; U.S. Department of the Treasury list of Specially Designated Nationals and Blocked Persons; or U.S. Department of State List of Debarred Parties; (iii) engaged in activities involving nuclear materials or weapons, missile or rocket technologies, or proliferation of chemical or biological weapons; (iv) affiliated with or a part of any non-U.S. military organization, or (v) designated by the U.S. Government to have a status equivalent to any of the foregoing. If Company becomes a Restricted Party during the term of this Agreement, the Licensed Rights shall terminate immediately without notice and Company shall have no further rights to use the Licensed System.

2.14         Mitigation Measures. Company shall take commercially reasonable measures (except measures causing it to incur out-of-pocket expenses which BNYM does not agree in advance to reimburse) to mitigate losses or potential losses to BNYM, including taking verification, validation and reconciliation measures that are commercially reasonable or standard practice in the Company's business.

2.15         Company Dependencies. To the extent an obligation of BNYM under this Schedule C is dependent and contingent upon Company's or Permitted User's performance of an action or refraining from performing an action that has been specified or described in this Schedule C or the Documentation or that is part of practices and procedures which are commercially reasonable or standard in the user's industry ("Company Dependency"), BNYM shall not be liable for Loss to the extent caused by or resulting from, or that could have been avoided but for, a failure to properly perform or a delay in properly performing a Company Dependency and BNYM's obligation to perform an obligation contemplated by this Agreement shall be waived or delayed to the extent the performance of the related Company Dependency is not properly performed or is delayed .

2.16         Software Modifications. Company may request that BNYM, at Company's expense, develop modifications to the software constituting a part of the Licensed System that BNYM generally makes available to customers for modification ("Software") that are required to adapt the Software for Company's unique business requirements. Such requests, containing the material features and functionalities of all such modifications in reasonable detail, will be submitted by Company in writing to BNYM in accordance with the applicable, commercially reasonable procedures maintained by BNYM at the time of the request. Company shall be solely responsible for preparing, reviewing and verifying the accuracy and completeness of the business specifications and requirements relied upon by BNYM to estimate, design and develop such modifications to the Software. BNYM shall have no obligation to develop modifications to the Licensed System requested by Company, but may in its discretion agree to develop requested modifications which it, in its sole discretion, reasonably determines it can accomplish with existing resources or with readily obtainable resources without disruption of normal business operations provided Company agrees at such time in writing to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification. BNYM shall be obligated to develop modifications under this Section 2.16 only upon the execution of and in accordance with a writing containing, to BNYM's reasonable satisfaction, all necessary business and technical terms, specifications and requirements for the modification as determined by BNYM in its sole judgment ("Customization Order") and Company's agreement to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification ("Customization Fee Agreement"). All modifications developed and incorporated into the Licensed System pursuant to a Customization Order are referred to herein as "Company Modifications". BNYM may make Company Modifications available to all users of the Licensed System, including BNYM, at any time after implementation of the particular Company Modification and any entitlement of Company to reimbursement on account of such action must be contained in the Customization Fee Agreement.

2.17         Export of Software. The Company and Permitted Users are without exception prohibited from (i) accessing or using the BNYM System outside the United States, or (ii) exporting, transmitting, transferring or shipping any Proprietary Item to a country or jurisdiction outside the United States. No provision of the Agreement shall be interpreted to require BNYM to permit access or use outside the United States or to export any Proprietary Item to a country or jurisdiction outside the United States. The Company shall comply with all applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority and the Company may not transfer a Proprietary Item in violation of any such restrictions and regulations.

2.18         Permitted Users Contemplated By Documentation. Notwithstanding any other provision of the Agreement, to the extent Documentation applicable to a particular Component System contemplates that Company Data will be transmitted or transferred to a Permitted User outside the BNYM System, that Company Data will be made available within the BNYM System for retrieval by a Permitted User for use outside the BNYM System, that the Company Data will be provided or made available to Permitted Users within the BNYM System for use by the Permitted User within the BNYM System or within a system of the Permitted User, or that the Company may authorize Permitted Users to access and use Company Data contained within the Licensed System in any other manner:

(i)	The Company hereby grants to BNYM a worldwide, royalty-free, non-exclusive right and license to display the Company Data through any BNYM Web Application contemplated by the Documentation for the applicable Component System and hereby authorizes and directs BNYM, as appropriate, to transmit, transfer, make available and provide the Company Data to Permitted Users, as contemplated by the Documentation applicable to the particular Component System, including without limitation through the Internet via a BNYM Web Application or other communication link or method or access site or method designated by BNYM for use of the particular Component System;

(ii)	The Company hereby authorizes and directs BNYM, (A) to permit Permitted Users to view and use Company Data within the Licensed System as contemplated by applicable Documentation, (B) to act on behalf of a shareholder in any way contemplated by applicable Documentation and authorized by the Company in accordance with applicable Documentation, including to effect purchases, sales, redemptions, distributions, exchanges, transfers and other activities and to change the status, data or information involving a shareholder account or assets in a shareholder account, and (C) to the extent contemplated by applicable Documentation, to permit Permitted Users to download and store, copy in on-line and off-line form, reformat, perform calculations with, and distribute, publish, transmit, and display the Company Data in the systems of the Permitted User and to and through any relevant BNYM Web Application;

(iii)	The Company shall have sole responsibility for imposing any desired use restrictions on Permitted Users to the extent use restrictions are contemplated by the applicable Documentation and BNYM shall cooperate in a commercially reasonable manner in imposing such use restrictions to the extent the applicable Documentation contemplates a role for BNYM in imposing such use restrictions;

(iv)	The Company acknowledges and agrees that it alone is responsible for entering into agreements with Permitted Users governing the terms and conditions, as between the Company and the Permitted User, of the Permitted User's use of the Company Data; the Company releases BNYM from any and all responsibility and duty for obtaining any such agreements, including agreements relating to confidentiality and privacy of the data and information, and for any monitoring, supervision or inspection of Permitted Users of any nature; the Company releases BNYM from any Loss the Company may incur, and will indemnify and defend BNYM for any Loss it may incur, arising or resulting from or in connection with Company Data after BNYM, as appropriate, transmits, transfers, makes available or provides the Company Data to the Permitted User in accordance with applicable Documentation, whether through a BNYM Web Application or otherwise;

(v)	The Company shall be responsible and liable to BNYM for the acts and omissions of Permitted Users while accessing and using a Component System pursuant to authorization from the Company and shall indemnify and defend BNYM for all Loss arising from or related to acts or omissions by a Permitted User that would constitute a breach of this Agreement if committed by the Company, that constitute reckless or intentional misconduct or that constitute a breach of a duty of the Permitted User imposed by this Schedule C; and

(vi)	BNYM may immediately terminate access to and use of the Licensed System by a Permitted User if BNYM reasonably believes conduct of the Permitted User would constitute a breach of this Agreement if committed by the Company, constitutes reckless or intentional misconduct, or constitutes a breach of a duty of the Permitted User imposed by this Schedule C, applicable Documentation or applicable Terms of Use.

2.19         Communications with Third Parties regarding Component System Services. The Company shall be solely responsible for communicating with third parties to the extent such is reasonably required for services to be provided in accordance with the Documentation for the particular Component System.

2.20         Compliance with Terms Of Use. The Company's and, to the extent applicable in connection with a particular Component System, each Permitted User's use of a Component System, a BNYM Web Application and any other access site or access method to a particular Component System shall be conducted in full compliance with applicable Terms of Use. In addition, Permitted Users shall be required to comply with requirements set forth in applicable Documentation, including requirements relating to Security Codes, as a condition to use of particular Component Systems.

2.21         Third Party Providers To The Company. The Company shall have sole responsibility to maintain through itself or its agents all agreements with third party providers that may be appropriate for use of a Component System and to pay as they come due all fees and charges associated with such agreements either directly or as passed through on invoices of BNYM.

2.22         Fees. The Company shall be obligated to pay to BNYM such fees and charges for access and use of any part of the Licensed System as may be set forth in the Fee Agreement and such fees and charges shall be paid in accordance with any applicable provisions set forth in the Main Agreement.

SECTION 3.           PROVISIONS REGARDING BNYM

3.1           Right to Modify. BNYM may alter, modify or change the Licensed System or any component, code, language, function, format, design, architecture, security measure or other element of whatsoever nature of the Licensed System and implement such alterations, modifications and changes into the Documentation and/or the Licensed System as Updates or Upgrades applicable to Company's continued use of the Licensed System after such implementation; provided, however, at no time shall this section be interpreted in such a manner as to allow BNYM by such alterations, modifications or changes to alter the License granted by Section 2.1 or modify any other service obligation of BNYM under this Agreement.

3.2           Training and Product Assistance. BNYM agrees to use commercially reasonable efforts to provide requested training and Product Assistance for Company's personnel at BNYM's facilities or at Company's facilities in connection with access to and use of the Licensed System and subsequent Updates, as reasonably requested by Company, at BNYM 's then-current charges and rates for such services. All reasonable travel and out-of-pocket expenses incurred by BNYM personnel in connection with and during such training or Product Assistance shall be borne by Company upon pre-approval in writing.

3.3           Monitoring. BNYM is not responsible for Company's or Permitted User's use of the Licensed System but shall have the right to monitor such use on BNYM's network solely to verify compliance with the terms and conditions set forth herein and for operational purposes related to the delivery of services by the Licensed System.

3.4           BNYM Failure to Receive Data. BNYM shall not be liable for data or information which the Company, a Permitted User or an agent of either transmits or attempts to transmit to BNYM in connection with its use of a Component System and which is not received by BNYM or for any failure of a Component System to perform a function in connection with any such data or information. BNYM shall not be obligated to ascertain the accuracy, actual receipt by it or successful transmission to it of any data or information in connection with the Company's or a Permitted User's use of a Component System or to confirm the performance of any function by a Component System based on the transmission of instructions, data or information to BNYM in connection with such use by the Company or a Permitted User. Sole responsibility for the foregoing shall rest with the party initiating the transmission.

3.5           ACH Activity. To the extent contemplated by the Documentation, and to the extent authorized by the Company and agreed to by BNYM in its sole discretion, BNYM will accept bank account information over the Internet or other communication channel from Permitted Users and take such other actions as may be appropriate to facilitate movement of money to and from shareholder accounts through the Automated Clearing House ("ACH"). The Company shall be solely responsible for all market risk (gain/loss liability) associated with transactions utilizing the ACH process.

SECTION 4.           OWNERSHIP AND OTHER RIGHTS

4.1           BNYM Ownership.

(a)          BNYM and its licensors, subcontractors and suppliers will continue to own all of their respective right, title, and interest, including Intellectual Property Rights, in and to the BNYM System and the Proprietary Items, regardless of any participation, contributions, collaboration or other participation of the Company in or to the foregoing, and including any part of the foregoing that may be created by or on behalf of, at the direction of or pursuant to business requirements and other specifications provided by the Company, such as, but not limited to, Company Modifications. For purposes of clarification: the BNYM System and any modifications to the BNYM System or a Proprietary Item, whether or not ordered or paid for by the Company as a customization, are not intended to be and are not a "works made for hire" under Section 101 of the Copyright Act or under any other applicable law, remain proprietary to and the exclusive property of BNYM and accordingly Company hereby transfers, conveys and assigns any ownership interests or intellectual property rights it may have in and to Proprietary Items to BNYM. To the extent requested by BNYM, Company shall cooperate with BNYM, at BNYM's expense, to cause to vest in BNYM any ownership interests or Intellectual Property Rights in any of the forgoing that do not automatically vest in BNYM.

(b)          In the event a Company Web Application contains a Proprietary Item or other intellectual property of BNYM, including, but not limited to, rights in copyrighted works, trademarks and trade dress, BNYM shall retain all rights in such Proprietary Item or other intellectual property. To the extent a Proprietary Item or other intellectual property of BNYM is duplicated within a Company Web Application to replicate the "look and feel," "trade dress" or other aspect of the appearance or functionality of a BNYM Web Application or other component of the BNYM System, BNYM grants to the Company a limited, non-exclusive, non-transferable license to such a Proprietary Item or other intellectual property for the duration of its authorized use of the applicable Component System. The license granted by the foregoing sentence is limited to the intellectual property needed to replicate the appearance of the particular BNYM Web Application or other component of the BNYM System and does not extend to any other Proprietary Item or other intellectual property owned by BNYM. Company shall immediately cease using such Proprietary Item or other intellectual property immediately upon termination of the Licensed Rights governing the relevant Component System.

(c)          This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, service mark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to Company by virtue of this Agreement. Upon BNYM's request, the Company shall promptly inform BNYM in writing of the quantity and location of any tangible Proprietary Item furnished to Company in connection with this Agreement. Nothing contained in this Agreement, no disclosure of BNYM Confidential Information and no use of Proprietary Items hereunder shall be construed as granting to or conferring on Company any rights, by license or otherwise, for any invention, discovery or improvement made, conceived, or acquired by BNYM prior to or after the date hereof. No patent application that may hereafter be made, and no claim to any trade secret or other protection, shall be prejudiced by any disclosure of Confidential Information or use of Proprietary Items hereunder. Any sale, assignment or transfer of any nature or in any manner, or any attempt to do such, by Company or any party through Company of any ownership interest or Intellectual Property Right of BNYM in the Proprietary Items shall be void. Any subcontracting or delegation of any right to access or use a Proprietary Item and any subcontracting for or delegation of the performance of any activities or functions involved in accessing or using a Proprietary Item shall be void and unenforceable against BNYM.

4.2           Company Ownership. Company will own its respective right, title, and interest, including Intellectual Property Rights, in and to the Company Data. Company hereby grants BNYM a limited, nonexclusive, nontransferable license to access and use the Company Data, and consents to BNYM's permitting access to, transferring and transmitting Company Data, all as appropriate to Company's use of the Licensed Rights or as contemplated by the Documentation.

4.3           Mutual Retention of Certain Rights. Each party acknowledges and agrees that, other than the Licensed Rights provided for by Section 2.1 of this Schedule C, this Agreement does not give a party any right, title or interest in or to any ownership or other rights of the other party to property. Any software, interfaces or other programs a party provides to the other party hereunder (i) shall be used solely by such receiving party and only during the term of the Agreement and only for the purpose it was provided and in accordance with the provisions of this Agreement, and (ii) shall not be used by such party or any affiliate for any other purpose or to connect to or with any other person. To the extent the Intellectual Property Rights of one party are cached to expedite communication, such party grants to the other party a limited, non-exclusive, non-transferable license to such Intellectual Property Rights for a period of time no longer than that reasonably necessary for the communication and a party shall immediately cease using such Intellectual Property Rights immediately upon termination of the Licensed Rights governing the relevant Component System.

4.4           Use of Hyperlinks. To the extent use of hyperlinks is contemplated by the Documentation for a particular Component System: The Company hereby grants to BNYM a royalty-free, nonexclusive, nontransferable and revocable right and license to use the Company's hyperlink in connection with the relevant Licensed Services; BNYM hereby grants to the Company a royalty-free, nonexclusive, nontransferable and revocable right and license to use BNYM 's hyperlink in connection with providing the relevant Licensed Services; each party shall reasonably cooperate with the other party concerning the placement, location and destination of such hyperlinks; and a party shall immediately cease using another party's hyperlink immediately upon termination of the Licensed Rights governing the relevant Component System.

4.5           Use of Marks. To the extent one party's Marks must be utilized by the other party in connection with the operation of a particular Component System or the Licensed Services related to the particular Component System: the Company hereby grants to BNYM a non-exclusive, limited license to use its Marks solely in connection with the Licensed Services provided by the Component System; BNYM hereby grants to the Company a non-exclusive, limited license to use its Marks solely in connection with the Licensed Services provided by the Component System; all use of Marks shall be in accordance with the granting party's reasonable policies regarding the advertising and usage of its Marks as established from time to time; the Company hereby grants BNYM the right and license to display the Company's Mark's on applicable BNYM Web Applications and in advertising and marketing materials related to the BNYM Web Application and the Licensed Services provided by the relevant Component System; each party shall retain all right, title and interest in and to its Marks worldwide, including any goodwill associated therewith, subject to the limited license granted in this Section 4.5; use of the Marks hereunder by the grantee pursuant to this limited license shall inure to the benefit of the trademark owner and grantees shall take no action that is inconsistent with the trademark owner's ownership thereof; each party shall exercise reasonable efforts within commercially reasonable limits, to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided to it by the other party in writing from time to time, and all "point and click" features relating to Authorized Persons' acknowledgment and acceptance of such disclaimers and notifications; and a party shall immediately cease using another party's Marks immediately upon termination of the Licensed Rights governing the relevant Component System.

SECTION 5.           REPRESENTATIONS, WARRANTIES & COVENANTS; INDEMNIFICATION

5.1           Right to Grant Licensed Rights; No Infringement; BNYM Indemnification.

(a)          BNYM warrants to Company that BNYM has the full legal right to grant Company the right to use the Licensed System, as and to the extent permitted under this Agreement, and that the Licensed System when properly used for the purpose and in the manner specifically authorized by this Agreement, does not to BNYM's knowledge infringe in any material respect upon any United States patent or copyright or any trade secret or other proprietary right of any person. BNYM shall defend and indemnify Company against any third party claim to the extent attributable to a violation of the foregoing warranty. BNYM shall have no liability or obligation under this Section 5.1 unless Company gives written notice to BNYM within ten (10) days (provided that later notice shall relieve BNYM of its liability and obligations under this Section 5.1 only to the extent that BNYM is prejudiced by such later notice) after any applicable infringement claim is initiated against Company and allows BNYM to have sole control of the defense or settlement of the claim. The remedies provided in this Section 5.1 are the sole remedies for a breach of the warranty contained in this Section 5.1. If any applicable claim is initiated, or in BNYM's sole opinion is likely to be initiated, then BNYM shall have the option, at its expense, to:

(i)	modify or replace the Licensed System or the infringing part of the Licensed System so that the Licensed System is no longer infringing; or

(ii)	procure the right to continue using or providing the infringing part of the Licensed System; or

(iii)	if neither of the remedies provided for in clauses (i) and (ii) can be accomplished in a commercially reasonable fashion, limit or terminate the Licensed Rights with respect to the infringing part of the Licensed System and refund any fees paid by the Company with respect to future periods affected by such limitation or termination.

(b)          Neither BNYM nor any Third Party Provider shall have any liability under any provision of this Agreement with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to (i) Company's use of a Proprietary Item in a negligent manner or any manner not consistent with this Schedule C or Company's breach of this Schedule C; (ii) any modification or alteration of a Proprietary Item made by anyone other than BNYM or made by BNYM at the request or direction of the Company, (iii) BNYM's compliance with the instructions or requests of Company relating to a Proprietary Item; (iv) any combination of a Proprietary Item with any item, service, process or data not provided by BNYM, (v) third parties gaining access to a Proprietary Item due to acts or omissions of Company, (vi) third party software not recommended by BNYM or the use of open source software, (vii) Company's failure to license and maintain copies of any third-party software required to operate the any BNYM Software, (viii) Company's failure to operate the BNYM Software in accordance with the Documentation, or (ix) Data Faults. (collectively, "Excluded Events"). Company will indemnify, and with respect to third party claims will defend, and hold harmless BNYM and Third Party Providers from and against any and all Loss and claims resulting or arising from any Excluded Events.

5.2           BNYM Warranties. BNYM warrants that:

(i)	except for Direct Third Party Products, with respect to which no warranty is made, and subject to the last sentence of Section 2.3, the Licensed System, if used in accordance with applicable Documentation, will operate in material conformity with applicable Documentation, and in the event of a breach of this clause (i) BNYM shall take commercially reasonable actions to restore performance of the Licensed System to the requirements of the foregoing warranty; and

(ii)	BNYM owns, or has the right to use under valid and enforceable agreements, all Intellectual Property Rights reasonably necessary for and related to the provision of the Licensed Rights and to grant the license granted under Section 2.1.

5.3           Warranty Disclaimer. THE LICENSED SYSTEM AND ALL RELATED SERVICES ARE MADE AVAILABLE TO COMPANY ON AN "AS IS", "AS AVAILABLE" BASIS. UNLESS A SPECIFIC WARRANTY IS EXPRESSLY GIVEN IN THIS SCHEDULE C, NO WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, IS MADE IN THIS SCHEDULE C, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE AVAILABILITY, CONDITION, MERCHANTABILITY, NON-INFRINGEMENT, DESIGN, OPERATION OR FITNESS FOR OR SATISFACTION IN REGARDS TO A PARTICULAR PURPOSE.

5.4           Limitation of Warranties. The warranties made by BNYM in this Schedule C, and the obligations of BNYM under this Schedule C, run only to Company and not to its affiliates, its customers or any other persons.

SECTION 6 OTHER PROVISIONS

6.1           Scope of Services. The scope of services to be provided by BNYM under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Company, unless the parties hereto expressly agree in writing to any such increase. BNYM shall not be obligated to develop or implement Upgrades, but to the extent it elects to do so Section 3.1 shall apply.

6.2           Additional Provision Regarding Governing Law. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act ("UCITA"), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the "opt out" provisions contained therein.

6.3           Third Party Providers. Except for those terms and conditions that specifically apply to Third Party Providers, under no circumstances shall any other person be considered a third party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement. Except as may be provided in Third Party Agreements, Company shall have no rights or remedies against Third Party Providers, Third Party Providers shall have no liability of any nature to the Company, and the aggregate cumulative liability of all Third Party Providers to the Company shall be $1.

6.4           Liability Provisions.

(a)          Notwithstanding any provision of the Main Agreement or this Schedule C, BNYM shall not be liable under this Schedule C under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other damages which are not direct damages regardless of whether such damages were or should have been foreseeable and regardless of whether any entity has been advised of the possibility of such damages, all and each of which damages is hereby excluded by agreement of the parties.

(b)          Notwithstanding any provision of the Main Agreement or this Schedule C, BNYM's cumulative, aggregate liability to the Company for any and all Loss, including Loss arising from Claims for indemnification pursuant to the Main Agreement and this Schedule C, that arises or relates to a term of this Schedule C, the recovery of which is not otherwise excluded or barred by another provision of this Agreement, shall not exceed the fees paid by Company to BNYM for use of the particular Component System with respect to which the claim of Loss was made for the six (6) months immediately prior to the date the last claim of Loss relating to the particular Component System arose.

(c)          In the event of a material breach of this Schedule C by BNYM with respect to the operation of a particular Component System, Company's sole and exclusive termination remedy shall be to terminate the Licensed Rights granted by this Schedule C to the particular Component System with respect to which the material breach occurred by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement, but the Company shall not be entitled to terminate any other provision of the Agreement or the Licensed Rights with respect to any other Component System. For purposes of clarification: The foregoing sentence is not intended to restrict, modify or abrogate any remedy available to a Company under another provision of the Agreement for a breach of Schedule C by BNYM other than the termination remedy.

6.5           Assignment. Company may not, and shall not under any circumstances, assign, sublicense or otherwise transfer any Licensed Rights or any part thereof or any obligation under this Schedule C, and any such assignment or transfer or attempted assignment or transfer shall be void.

6.6           Return of Proprietary Items. Upon a termination of this Agreement or a termination of the license to use the Licensed System or a license to use a particular Component System, or at the end of a Continuation Period (as defined in Section 6.15), as applicable, Company shall immediately cease attempts to access and use the relevant Component Systems and related Proprietary Items, and Company shall promptly return to BNYM all copies of the relevant Documentation and any other related Proprietary Items then in Company's possession. Company shall remain liable for any payments due to BNYM with respect to the period ending on the date of termination or any Continuation Period, as applicable, and any charges arising due to the termination.

6.7           Conflicts. Applicable terms of the Main Agreement shall apply to this Schedule C but any conflict between a term of the Main Agreement and this Schedule C shall be resolved to the fullest extent possible in favor of the term in this Schedule C.

6.8           Exclusivity. Company shall solely and exclusively use the Licensed System to perform the computing functions and services made available to the Company by the Licensed System. For clarification: this means the Company will not use any system, subsystem, component or functionality of another service provider to perform functions or services similar to those provided by the Licensed System.

6.9           Term. The term of this Schedule C shall be the same as the term in effect for the Main Agreement, including with respect to any renewal terms. Additionally, with respect to each Component System to which the Company is given access and use, the term applicable to BNYM's obligation to furnish the Component System and the Company's obligation to pay the fees and charges applicable to the Component System ("Component System Obligations") shall be the same as the term applicable to the Core Services, including with respect to any renewal term. For clarification: this Schedule C and the Component System Obligations may be terminated only in connection with a termination of the Main Agreement in accordance with the termination provisions set forth in the Main Agreement, except where this Schedule specifically sets forth an additional termination right.

6.10         Confidentiality. Company agrees to maintain the confidentiality of and protect the Proprietary Items and to prevent access and use not permitted hereunder with at least the same degree of care that it utilizes with respect to its own proprietary and nonpublic material, including without limitation agreeing:

(i)	not to disclose to or otherwise permit any person access to, in any manner, the Proprietary Items, or any part thereof in any form whatsoever, except that such disclosure or access shall be permitted to an employee of Company in the course of his or her employment and who is bound to maintain the confidentiality thereof;

(ii)	not to use the Proprietary Items for any purpose other than in connection with the Company's exercise of the Licensed Rights, without the consent of BNYM; and

(iii)	to promptly report to BNYM any facts, circumstances or events that are reasonably likely to constitute or result in a breach of this Section 6.10 or a breach of Section 4 of the Main Agreement with respect to the Proprietary Items, and take all reasonable steps requested by BNYM to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

6.11         Provisions Applicable Solely to IAM. In connection with any permitted access and use of IAM, the Company agrees, at its expense, to;

(a)          Provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain a Company Web Application as contemplated by IAM Documentation, including the functionality necessary to maintain the hypertext links to IAM ("Company IAM Site");

(b)          Promptly provide BNYM written notice of changes in Fund policies or procedures requiring changes to the IAM settings or parameters or services ("Parameter Changes"); provided, however, this provision shall be interpreted to require BNYM to modify only adjustable settings and parameters already provided for in IAM in response to a Parameter Change and not to require BNYM to effect any Upgrade;

(c)          Work with BNYM to develop Internet marketing materials for Permitted Users and forward a copy of appropriate marketing materials to BNYM;

(d)          Promptly revise and update applicable prospectuses and other pertinent materials, such as user agreements, to include the appropriate consents, notices and disclosures, including disclaimers and information reasonably requested by BNYM;

(e)          With respect to the Company IAM Site, maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by BNYM in writing from time to time, and all "point and click" features relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f)          Design and develop the Company IAM Site functionality necessary to facilitate, implement and maintain the hypertext links to IAM and the various inquiry and transaction web pages and otherwise make the Company IAM Site available to Permitted Users.

6.12         Termination and Suspension by BNYM.

(a)          In the event of a material breach of this Schedule C by Company, BNYM may terminate the Licensed Rights in their entirety and all access to and use of the Licensed System by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement.

(b)          In the event BNYM reasonably believes in good faith that any activity of the Company or a Permitted User constitutes a breach of a provision of this Schedule C governing access to or use of the BNYM System or presents a threat to the integrity or security of the BNYM System or the information contained within it (a "Use Infraction"), BNYM may without incurring any liability hereunder, temporarily suspend access to and use of the Licensed System or a Component System solely for the amount of time necessary for the investigation and resolution of the issues, and shall notify the Company as soon as practicable under the circumstances of such action and the conduct believed to be a Use Infraction. BNYM shall exercise this right with diligence to minimize the impact of any such suspension. The parties agree to promptly cooperate in good faith to address such issues. The Company shall indemnify BNYM for any Loss, and to the extent applicable defend BNYM against Loss, resulting from or arising out of or in connection with a Use Infraction.

6.13         Equitable Relief. Company agrees that BNYM would not have an adequate remedy at law in the event of a breach or threatened breach of a Use Provision by the Company and that BNYM would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event Company breaches or threatens to breach a Use Provision, in addition to and not in lieu of any legal or other remedies BNYM may pursue hereunder or under applicable law, Company hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, BNYM's ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

6.14         Survival. Sections 2.1(b), 2.12, 4.1, 4.2, 4.3, 6.10, provisions which by their nature are applicable after an agreement termination, provisions expressly stated to survive termination and any provisions appropriate to interpret such provisions or to determine the rights or obligations of the parties surviving termination of the Agreement by law, shall survive any termination of the Main Agreement, this Schedule C or the Licensed Rights.

6.15         Provisions Applicable Solely to the 22c-2 System. In connection with any permitted access and use of the 22c-2 System, the Company agrees as follows:

(a)          Definitions. The following terms have the following meanings solely for purposes of this Section 6.15:

"Commercially Reasonable Efforts" means efforts that are reasonable under the circumstances for a well managed company in the securities processing industry.

"Company 22c-2 Data" means, collectively, the Fund Data, the Shareholder Data and the Supplemental Data.

"Company Database" means the database maintained within the 22c-2 System by and for Company containing the Company 22c-2 Data.

"Financial Intermediary" means a financial intermediary as that term is defined in Rule 22c-2.

"Front End Data" means the transaction data relating to the Funds and the accounts of Shareholders of the Funds (i) specified by applicable Documentation for use within the 22c-2 System to yield reports intended to assist the Company in determining the Financial Intermediaries from which additional transactional details could be requested for purposes of compliance with SEC Rule 22c-2, and (ii) which has been selected by the Company and transmitted to the Company Database.

"Fund Data" means, collectively, the Front End Data and the Fund Settings.

"Fund Settings" means the Fund preferences, parameters, rules and settings inputted into the Company Database and 22c-2 System by Company to administer a Fund's Rule 22c-2 policies.

"Rule 22c-2" means Rule 22c-2 of the SEC promulgated under the 1940 Act.

"Shareholder" means a shareholder, as that term is defined in Rule 22c-2, of any of the Funds.

"Shareholder Data" means the transaction data with respect to Shareholders in a Fund requested by Company that a Financial Intermediary, for access and use by Company in the 22c-2 System, (i) delivers to BNYM by a Designated Method, or (ii) delivers to Company and is inputted into the Company Database by Company.

"SRO" means any self-regulatory organization, including national securities exchanges and national securities associations.

"Supplemental Data" means any data or information, other than the Shareholder Data and Fund Data, inputted into the Company Database by Company, or provided to BNYM and inputted into the Company Database by BNYM as an additional service, that Company has reasonably determined is necessary in the operation of the 22c-2 System for purposes of compliance with Rule 22c-2.

(b)          Availability. BNYM shall make the 22c-2 System available to Company from 8:00 a.m. to 6:00 p.m., Eastern Time, during days the New York Stock Exchange is open for trading, except for periods therein in which BNYM suspends access for maintenance, backup, updates, upgrades, modifications required due to changes in applicable law, or other commercially reasonable purposes as reasonably determined by BNYM. BNYM will use Commercially Reasonable Efforts to limit any periods of nonavailability due to the foregoing activities.

(c)          Third Party Provisions. Company's use of the 22c-2 System shall be subject to the terms and conditions contained in BNYM's agreements with Third Party Providers that BNYM is required by such agreements to apply to users of the software or services of the particular Third Party Provider to the extent notified of such terms and conditions by BNYM.

(d)          BNYM Modifications. Company hereby accepts all such modifications, revisions and updates, including changes in programming languages, rules of operation and screen or report format, as and when they are implemented by BNYM, and agrees to take no action intended to have or having the effect of canceling, reversing, nullifying or modifying in any fashion the operation or results of such modifications, revisions and updates. BNYM will make Commercially Reasonable Efforts to give Company advance written notice before any such modifications, revisions or updates to the 22c-2 System go into effect.

(e)          Shareholder Data.

(1)         Company acknowledges that Financial Intermediaries, not BNYM, provide the Shareholder Data, that Company's access to the Shareholder Data through use of the 22c-2 System is dependent upon delivery of the Shareholder Data by the Financial Intermediaries, and that BNYM is not responsible or liable in any manner for any act or omission by a Financial Intermediary with respect to the delivery of Shareholder Data. Company also acknowledges that Financial Intermediaries may deliver Shareholder Data which modifies Shareholder Data previously delivered or may refuse to provide Shareholder Data and that BNYM is not responsible or liable in any manner for any such modification of Shareholder Data or any such refusal to deliver Shareholder Data.

(2)         Company has sole responsibility for authorizing and directing a Financial Intermediary to deliver Shareholder Data that Company may require for purposes of Rule 22c-2. BNYM shall be obligated to receive and input into the Company Database only that Shareholder Data which has been delivered by a Financial Intermediary through the facilities maintained for such purpose by the NSCC or through the internal communications links provided in the 22c-2 System ("Designated Methods"). Company shall be solely responsible for inputting into the Company Database and the 22c-2 System any Shareholder Data delivered by a method other than a Designated Method.

(f)          Company 22c-2 Data. As between Company and BNYM, Company alone shall be responsible for obtaining all Fund Data, Shareholder Data and Supplemental Data that Company determines is required in connection with its use of the 22c-2 System. As between Company and BNYM, Company is also exclusively responsible for (i) the accuracy and adequacy of all Company 22c-2 Data; (ii) the review for accuracy and adequacy of all output of the 22c-2 System before reliance or use (provided the 22c-2 System is operating in accordance with the Documentation); and (iii) the establishment and maintenance of appropriate control procedures and back up procedures to reduce any loss of information, interruption or delay in processing Company 22c-2 Data after received by Company. Company shall comply with all applicable laws and obtain all necessary consents from any person, including Financial Intermediaries, regarding the collection, use and distribution to BNYM of Company 22c-2 Data as contemplated herein and of any other information or data regarding Company and the Funds that Company provides or causes to be provided for the purposes set forth herein.

(g)          Communications Configuration. Company shall be responsible, at its expense, for procuring and maintaining the communications equipment, lines and related hardware and software reasonably specified by BNYM to comprise the communications configuration required for Company to use the 22c-2 System and any Updates and General Upgrades to the communications configuration.

(h)          Front End Data. As between Company and BNYM, Company shall be solely responsible for selecting Front End Data, identifying it to BNYM and directing BNYM to transmit the identified Front End Data from the BNYM transfer agent system to the Company 22c-2 Database in the 22c-2 System. Company hereby authorizes BNYM to transmit Front End Data to the 22c-2 System without further action on anyone's part upon receiving a communication from Company identifying Front End Data for transmission to the 22c-2 System.

(i)          Restricted Use of Company 22c-2 Data. The Company 22c-2 Data constitutes "Confidential Information" for all purposes of Section 4 and other applicable provisions of the Main Agreement. As between the Company and BNYM, title to all Company 22c-2 Data and all related intellectual property and other ownership rights shall remain exclusively with Company. Company authorizes BNYM to maintain and use Company 22c-2 Data solely in the manner contemplated by applicable Documentation and this Agreement and to aggregate Company 22c-2 Data in the Company Database with data of other users of the 22c-2 System to analyze and enhance the effectiveness of the 22c-2 System and to create broad-based statistical analyses and reports for users and potential users of the 22c-2 System and industry forums.

(j)          Application of Results. Except to the extent that the results are inaccurate due to BNYM's gross negligence, willful misconduct or bad faith, neither BNYM nor any Third Party Provider shall have liability for any loss or damage resulting from any application of the results, or from any unintended or unforeseen results, obtained from the use of the 22c-2 System or any related service provided by BNYM.

(k)          Exclusion for Unauthorized Actions. Neither BNYM nor any Third Party Provider shall have any liability with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to any unauthorized or improper use, alteration, addition or modification of the 22c-2 System by Company, any combination of the 22c-2 System with software not specified by applicable Documentation and any other use of the 22c-2 System in a manner inconsistent with this Agreement or applicable Documentation.

(l)          Disclaimer. BNYM DOES NOT WARRANT THAT USE OF THE 22C-2 SYSTEM BY COMPANY GUARANTEES COMPLIANCE WITH RULE 22C-2 OR ANY OTHER FEDERAL, STATE, LOCAL OR SRO LAW OR REGULATION. BNYM DOES NOT ASSUME ANY RESPONSIBILITY FOR ANY ASPECT OF LEGAL AND REGULATORY COMPLIANCE BY OR ON BEHALF OF COMPANY, NOR SHALL COMPANY REPRESENT OTHERWISE TO ANY PERSON. COMPANY'S USE OF THE 22C-2 SYSTEM AND ANY OTHER SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT BE DEEMED LEGAL ADVICE.

(m)          Hardware Disclaimer. Under no circumstance shall BNYM or a Third Party Provider be liable to Company or any other Person for any loss of profits, loss of use, or for any damage suffered or costs and expenses incurred by Company or any Person, of any nature or from any cause whatsoever, whether direct, special, incidental or consequential, arising out of or related to computer hardware.

(n)          Termination by BNYM. BNYM may immediately terminate Company's license to use and Company's access to and use of the 22c-2 System upon the occurrence of any of the following events:

(a)          Company engages in conduct which infringes or exceeds the scope of the license granted to Company by Section 2.1 of this Schedule C and does not cure the breach within ten (10) business days after receiving written notice from BNYM; or

(b)          A Third Party Provider terminates any relevant agreement the Third Party Provider has with BNYM that is necessary in order for BNYM to be able to license (or continue to license) the 22c-2 System to Company. BNYM agrees to provide Company with as much notice of such termination as BNYM receives from the Third Party Provider.

(o)          Continuation Period. In the event the Agreement is terminated and in connection with such a termination the parties agree that Company will continue to have access to and use of the 22c-2 System, then the terms of this Agreement shall apply during any such continuation period. The term of any such continuation period shall be day to day and the continuation period may be terminated immediately by either party at any time by written notice notwithstanding the contents of any notice or other communication the parties may exchange, unless both parties agree in writing to such contents. A continuation period as described in this subsection (o) is referred to herein as a "Continuation Period".

(p)          Effect of Termination. Following a termination of the Agreement or at the end of a Continuation Period, as applicable, BNYM will (i) dispose of all Company 22c-2 Data in accordance with its applicable backup and data destruction policies, and (ii) use good faith efforts to make electronic copies of Company 22c-2 Data in existing report formats of the 22c-2 System to the extent reasonably requested by Company no less than thirty (30) days in advance of the termination of the Agreement.

(q)          This Agreement shall benefit and be enforceable by Third Party Providers of the 22c-2 System.

6.16         Internet and Mobile Applications.

(a)          Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that to the extent the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties, each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet.

(b)          In connection with the use of any device by the Company or a Permitted User which utilizes a wireless connection, whether to a router or other computer equipment or to a wireless telecommunications network or system, in whole or in part to access the BYNM System directly or through the Internet, BNYM shall not be responsible in any respect for the functions or malfunctions of such telecommunications network or system or wireless connection or for the loss of personal information or Security Codes or for events of identity theft occurring through such telecommunications network or system or wireless connection.

6.17.         Requirement For Written Consent or Written Release. No failure to act, no omission, no failure to respond, object or deny consent, and no other instance of an absence of action or communication (collectively, "Forbearance") shall be construed as a consent or waiver (implied, constructive, deemed or otherwise) under this Schedule C. Any conduct (as defined in the Main Agreement) not expressly permitted by this Schedule C, notwithstanding any number of occurrences of the conduct, any number of requests to engage in the conduct, any failures of BNYM to discover the conduct and any number of related Forbearances, shall be prohibited in the absence of a written consent to the conduct or a written waiver of a relevant prohibition or restriction.

[Remainder of Page Intentionally Blank]

EXHIBIT 1 TO SCHEDULE C

AdvisorCentral	A portal for trusts, financial advisors, broker/dealers and other financial intermediaries to view mutual fund and client account data on the transfer agent mainframe via the Internet if permitted access by Company and for Company back offices to view the same data.

ACE	(Automated Control Environment) - Windows database and reporting capability which automates accounting functions for mutual fund settlement, gain/loss tracking, dividend/capital gains settlement and tax withholding tracking.

AHD	(Automated Help Desk) - a Web based help desk application used to log and track transactional issues.

AOS	AOS (Advanced Output Solutions) Digital Reports - Provides access to and the ability to print certain print/mail output generated by the Document Solutions system in connection with services provided to customers of clients, such as customer statements, customer confirmations and customer tax forms.

CMS*	(Customer Management Suite) - the combination of functionalities, systems and subsystems which together provide the following capabilities: workflow management, electronic document processing, integrated Web-based front-end processing, customer relationship management and automated servicing of brokers and investors. The principal subsystems are Correspondence, Customer Relationship Manager (automates call center activities), Image and Operational Desktop and includes E-Forms.

COLD	(Computer Output to Laser Disk) - document management system that provides for the laser disc storage in a PC/server environment of certain data and documents generated on a mainframe and quick retrieval.

DAZL	(Data Access Zip Link) - application which extracts broker/dealer data at the representative level, branch level and broker/dealer level and third party administrator data from the transfer agent mainframe and transmits it to Company designated end users for viewing.

DRAS	(Data Repository and Analytics Suite) - a relational data base for management reporting which consists of the Company's entire customer information base as copied nightly from the transfer agent mainframe and includes an integrated reporting tool.

FeeMan	(Fee Manager) - application that facilitates the management, processing and payment of amounts owed by Funds to financial intermediaries as distribution expenses through: mapping and automatic loading of invoices, comparison of current invoice to past invoices and available subaccounting and transfer agency records, accrual and payment of fund-designated fees without invoices, export of approved payments to third party fulfillment or DTCC settlement system or automated payment from Fund transfer agency accounts, allocation of payments to specific funding sources, modeling of fees and comparison of model to historical data, historical fee analytic capability, invoice analytics that detect invoice variance trends; analytic reports.

FPT	(Fund Pricing Transmission) (formerly known as PRAT) - application that receives fund price and rate information from fund accounting agents on a nightly basis, edits and performs quality control checks on the information, then uploads the prices and rates to the mainframe recordkeeping system, allows the user the ability to view, enter, upload, download, and print price/rate information.

FSR	(Full Service Retail) - principal transfer agent mainframe system which performs comprehensive processing and shareholder recordkeeping functions, including: transaction processing (purchases, redemptions, exchanges, transfers, adjustments, and cancellations), distribution processing (dividends and capital gains), commission processing and shareholder event processing (automatic investment plans, systematic withdrawal plans, systematic exchanges); creating and transmitting standard and custom data feeds to support printed output (statements, confirmations, checks), sales and tax reporting. FSR interfaces and exchanges data with various surround systems and subsystems and includes a functionality providing for direct online access. Also includes a functionality that temporarily stores systems-generated reports electronically before being transferred to COLD.

IAM	(Internet Account Management, also known as NextGen) - application permitting account owners via the Internet to view account information and effect certain transactions and account maintenance changes and includes administrator site.

NSCC*	(National Securities Clearing Corporation) - application allowing web-based utility at user's desktop to support processing linked to NSCC activity, including networking, Fund/SERV, DCC&S, Commission/SERV, mutual fund profile, and transfer of retirement assets, and includes NEWS (NSCC Exception Workflow Processing) which provides for the inputting of reject and exception information to the NSCC system.

Mobius	Document management system that provides for the storage and retrieval of reports generated on a mainframe.

OOM	(Online Output Management) - functionality permitting user to view within the Document Solutions processing system (performs print mail and tax form production and fulfillment services) the location of a specific output, such as a confirmation or statement, in the Document Solutions work flow.

OmniAccess	Platform providing access to and use of 12b-1 omnibus data across fund complexes and their broker-dealer distributors that automates 12b-1 invoice administration and reconciliation processes. Includes capability to view, store, query and research historical 12b-1 data online, sort and export data in CSV and Excel file formats, access 12b-1 processing parameters and rules, compare past and current payments, and research and query data. Access to broker-dealer omnibus data requires the approval of the broker-dealer in dealer agreements or other written format.

RECON	(Reconciliation) - application automating bank DDA (Demand Deposit Account) reconciliation.

TRS	(Tax Reporting Service) - functionality performing all applicable federal and state tax reporting (tax form processing and corrections), tax-related information reporting, and compliance mailings (including W-9, W-8, RMD, B-Notice, and C-Notice).

22c-2 System	The data warehousing, analytic and administrative applications together with the related software, interfaces, functionalities, databases and other components provided by BNYM to assist fund sponsors and their principal underwriters in satisfying requirements imposed by Rule 22c-2.

*	For clarification: Company or a Permitted User may be given access to and use of one or more separable components of this rather than the entire system and a license granted by this Schedule C to use separable components is limited to the functionalities of the separable components even if certain of functionalities of the separable components may include integration points with functionalities of the non-licensed components.

[End to Exhibit 1 to Schedule C]

[End to Schedule C]

Schedule D

Dated: April ___, 2015

The Bank of New York Mellon

One Wall Street

New York, New York 10286

Re:	Letter Agreement Relating to the Demand Deposit Accounts Established by BNY Mellon Investment Servicing (US) Inc. at The Bank of New York Mellon for the Benefit of the Fund

Dear Sirs:

This Schedule D constitutes Schedule D to the "TA Agreement", which is hereby defined to mean the Transfer Agency And Shareholder Services Agreement, dated as of the date indicated above, between BNY Mellon Investment Servicing (US) Inc. ("BNYM") and EGA Emerging Global Shares Trust ("Investment Company"), on its own behalf and on behalf of each Portfolio of the Investment Company contained on Schedule B to such agreement, whether the Portfolio is listed on Schedule B as of the Effective Date or is added by virtue of Section 16(b) or Section 19(l) of such agreement. Capitalized terms not defined in this Schedule D shall have the meaning ascribed to them in the TA Agreement.

The Investment Company is party to a Custody Agreement with The Bank of New York Mellon (the "Bank") dated as of April __, 2015 ( Custody Agreement").

The TA Agreement provides, among other things, for BNYM to provide cash administration services to the Fund, utilizing one or more demand deposit accounts or other accounts established at the Bank in the name of BNYM for the benefit of the Fund (the "DDA"). In particular, BNYM will utilize the DDAs (i) to accept payments for the purchase of Fund shares and forward such payments once funds have been collected to the Bank for deposit into the custody account of the Fund established with the Bank pursuant to the Custody Agreement ("Custody Account"); and (ii) in connection with redemptions of Fund shares by Fund shareholders and with cash distributions effected by the Fund, such as dividend payments and capital gains distributions, to accept monies from the Bank drawn from the Custody Account and to remit such amounts to appropriate parties.

In connection with BNYM's performance of transfer agency services and in particular the cash administration services described above, BNYM may be notified of a Fund payment obligation that BNYM as transfer agent is expected to satisfy, such as a same-day settlement obligation with the NSCC, by forwarding payment to the NSCC or other obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant DDAs (such excess amount if transferred by BNYM being hereinafter referred to as an "Overdraft Amount").

The need to transfer an Overdraft Amount may occur due to any one or more of the transfer needs of the Fund that arise in the ordinary course of the Fund's business, such as, by way of illustration, and not limitation: transfers needed in order to satisfy the Fund's same day settlement obligations with the NSCC; and purchase payments being forwarded to the Custody Account one day after receipt while the check representing the payment takes more than one day to clear.

Each Fund, on its own behalf, and not on behalf of any other Fund, acknowledges, consents and agrees with the statements made above and as follows:

Overdraft Amounts shall constitute overdrafts, outstanding indebtedness and an outstanding obligation of the Fund under the Custody Agreement and shall be deemed to be a loan made by the Bank to the Fund.

The Fund agrees that the Bank shall at no time be under any obligation whatsoever to extend credit in connection with the transfer agency activities conducted by BNYM on behalf of the Fund and in particular the cash administration activities described herein, including without limitation an extension of credit constituting an Overdraft Amount, even if it has done so as part of a regular pattern of conduct, and that the Bank may at any time in its sole discretion and without notice decline to continue or re-extend any such credit.

Notwithstanding the absence of an obligation to do so, the Bank may in its sole discretion elect to transfer on behalf of the Fund an amount of funds that constitutes an Overdraft Amount and that by electing to transfer funds constituting an Overdraft Amount the Bank does not, even if it has transferred funds constituting Overdraft Amounts as part of a regular pattern of conduct in the past waive any rights under this letter agreement or assume the obligation it has expressly disclaimed in the immediately preceding paragraph and the Bank may at any time in its sole discretion and without notice decline to continue to make such transfers.

The Fund is at all times obligated to pay to the Bank an amount of money equal to the Overdraft Amounts and such amounts are payable, and shall be paid, together with such accrued interest as may be charged by the Bank in accordance with the Custody Agreement, by the Fund immediately upon demand by the Bank, except that to the extent the Fund repays outstanding Overdraft Amounts and any accrued interest to BNYM pursuant to Section 9(c)(iv) of the TA Agreement, the Fund's obligation to repay that amount to the Bank pursuant to this letter agreement shall be deemed satisfied

In order to secure repayment of Overdraft Amounts, the Fund agrees that the Bank shall to the maximum extent permitted by law have a continuing lien, security interest, security entitlement and right of setoff in and to any property, including without limitation, any investment property or any financial asset, of the Fund at any time held by the Bank for the benefit of the Fund or in which the Fund may have an interest which is then in the Bank's possession or control or in possession or control of any third party acting on the Bank's behalf. In addition, at any time when the Fund shall not have honored any of its obligations, the Bank shall have the right without notice to the Fund to retain or set-off, against such obligations, any cash the Bank may directly or indirectly hold for the account of the Fund, and any obligations (whether matured or unmatured) that the Bank may have to the Fund.

This Agreement has been duly authorized, executed and delivered by the Fund, constitutes its valid and legally binding obligation, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits its execution or performance of this agreement.

This agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The parties consent to the exclusive jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The parties hereby waive any right to trial by jury they may have in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this agreement.

A Custodied Portfolio (as defined below) that is added to Schedule B of the TA Agreement after the Effective Date by virtue of Section 16 or 19(l) of the TA Agreement and thereby becomes a party to the TA Agreement shall automatically and without further action by any party become a party to this Schedule D. "Custodied Portfolio" means (i) a Portfolio which is party to a custody agreement with The Bank of New York Mellon, or (ii) a Portfolio of an Investment Company that is party to a custody agreement with the Bank of New York Mellon pursuant to which assets of the Portfolio are held in custody.

This agreement may be signed in one or more separate counterparts, each of which shall be an original and all of which taken together shall constitute the same instrument.

Sincerely,	ACKNOWLEDGED AND AGREED:

EGA Emerging Global Shares Trust	The Bank Of New York Mellon

By:
By:
Name:		Authorized Signer

On behalf of the Investment Company	Name:
and each Fund, each in its individual and
separate capacity, as

Title:

Schedule E

Authorized Persons (All Funds)

Each of the following individuals is an "Authorized Person" of the "Fund", as those terms are defined and used in the Transfer Agency And Shareholder Services Agreement, dated as of April __, 2015, by and among BNY Mellon Investment Servicing (US) Inc. and EGA Emerging Global Shares Trust ("Investment Company") and Portfolios of the Investment Company listed on Schedule B to such agreement .

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Terms not specifically defined in this Schedule E shall have the meaning ascribed elsewhere in the Agreement.

BNYM may at all times rely on the most recently dated Schedule E. For clarification: this means that BNYM will at all times and under all circumstances rely on and use a properly completed Schedule E until it is replaced by a properly completed Schedule E bearing a later date. A Schedule E will take effect on the date signed by BNYM.

For clarification: BNYM is not obligated to verify signatures nor issue nor require any security IDs, passwords or other security codes in connection with its interaction with Authorized Persons in such capacity.

On Behalf of the Investment Company and	Acknowledged and accepted:
each Portfolio of the Investment Company listed
on Schedule B to the Agreement, each in its	BNY Mellon Investment Servicing (US) Inc.
individual and separate capacity:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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